SCHEDULE 14A INFORMATION

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Informatica Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 31, 2012

Dear Informatica Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Informatica Corporation, a Delaware corporation (“Informatica”), will be held on Thursday, May 31, 2012 at 4:00 p.m., Pacific Time, at Informatica’s corporate headquarters, 100 Cardinal Way, Redwood City, CA 94063, for the following purposes:

1.	To elect the two Class III directors listed in the accompanying Proxy Statement to serve for a term of three years or until their respective successors have been duly elected and qualified.

2.	To approve an amendment to Informatica’s 2009 Equity Incentive Plan to increase the number of shares of Informatica’s common stock reserved for issuance thereunder by 5,000,000 shares.

3.	To ratify the appointment of Ernst & Young LLP as Informatica’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

4.	To approve Informatica’s executive compensation.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

This year, we are again taking advantage of a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about April 17, 2012.

Only stockholders of record at the close of business on Thursday, April 5, 2012 are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible by using the Internet, as instructed in the Notice. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. Any stockholder attending the Annual Meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting. For further details, please see the section entitled “Voting” on page 2 of the accompanying Proxy Statement.

By Order of the Board of Directors of Informatica Corporation

Sohaib Abbasi

Chairman & Chief Executive Officer

Redwood City, California

April 17, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 31, 2012:

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

INFORMATICA CORPORATION

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished to holders of common stock of Informatica Corporation, a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of Informatica for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 31, 2012 at 4:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at Informatica’s corporate offices, located at 100 Cardinal Way, Redwood City, CA 94063. The telephone number at that location is (650) 385-5000.

This Proxy Statement and our 2011 Annual Report to Stockholders were first furnished and made available on or about April 17, 2012 to all stockholders entitled to vote at the Annual Meeting.

Notice of Internet Availability of Proxy Materials

In accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our Proxy Statement, proxy card and 2011 Annual Report to Stockholders (collectively, the “proxy materials”) to stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Stockholders Entitled to Vote; Record Date

Only holders of record of Informatica’s common stock at the close of business on April 5, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 108,137,650 shares of common stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Informatica’s common stock, see the section of this Proxy Statement entitled “Security Ownership by Principal Stockholders and Management.”

Quorum; Required Vote

The presence of the holders of a majority of the shares of common stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Stockholders are counted as present at the meeting if they are present in person or have voted by proxy by properly submitting a proxy card or voting by telephone or by Internet.

A director nominee will be elected if the number of shares voted “for” that nominee exceed the number of votes cast “against” that nominee (Proposal One). If an incumbent director fails to receive a majority of votes “for” reelection, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. See “Proposal One — Election of Directors — General.” You may vote “for,” “against” or “abstain” on each of the two nominees for election as a director.

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote is required to approve the amendment to the 2009 Equity Incentive Plan (Proposal Two), to ratify the appointment of Ernst & Young LLP as Informatica’s independent registered public accounting firm (Proposal Three) and to approve, by non-binding vote, Informatica’s executive compensation (Proposal Four). You may vote “for,” “against” or “abstain” on each of these proposals.

Abstentions and Broker Non-Votes

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

An abstaining vote is deemed to be a “vote cast” and has the same effect as a vote cast against approval of a proposal requiring approval by a majority of the votes present in person or represented by proxy and entitled to vote. However, pursuant to our bylaws, abstentions are not considered to be votes cast for the election of directors and will not affect the outcome of the election of directors.

Broker non-votes are not deemed to be votes cast. As a result, broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes present in person or represented by proxy and entitled to vote. Therefore, broker non-votes do not have the effect of votes in opposition in such tabulations. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Board of Directors’ Recommendations

The Board of Directors recommends that you vote your shares:

•	“FOR” the nominees for election as Class III directors (Proposal One);

•	“FOR” the amendment to the 2009 Equity Incentive Plan (Proposal Two);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as Informatica’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal Three); and

•	“FOR” the approval of Informatica’s executive compensation (Proposal Four).

Voting

All shares entitled to vote and represented by proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make any voting selections, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Informatica does not currently anticipate that any other matters will be raised at the Annual Meeting.

Stockholder of Record or Beneficial Owner

Most Informatica stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Stockholder of Record. If your shares are registered directly in your name with Informatica’s transfer agent, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, the Notice has been sent directly to you by Informatica.

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Beneficial Owner. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

Methods of Voting

Stockholders of Record. As a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice or the proxy card, or by requesting a proxy card by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the Notice and the proxy card. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern time) on May 30, 2012. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting. If you plan to attend the Annual Meeting, please bring proof of identification for entrance to the Annual Meeting. You may obtain directions to our corporate headquarters in order to attend the Annual Meeting at http://www.informatica.com/us/company/contact-locations, or by calling (650) 385-5000.

Beneficial Owners. As a beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Changing Your Vote; Revocability of Proxy

Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of Record. If you are a stockholder of record, you may change your vote (1) by delivering to us (Attention: Corporate Secretary, 100 Cardinal Way, Redwood City, California 94063), prior to your shares being voted at the Annual Meeting, a later dated written notice of revocation or a duly executed proxy card, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid later Internet or telephone vote.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee, or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Expenses of Solicitation

Informatica will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. Informatica may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Informatica may also solicit proxies in person or by telephone, letter, e-mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Informatica has engaged the services of a professional proxy solicitation firm, Alliance Advisors LLC, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Informatica’s costs for such services, if retained, will not be significant.

Procedure for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in Informatica’s Proxy Materials

Stockholders may present proper proposals for inclusion in Informatica’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Informatica in a timely manner. In order to be included in Informatica’s proxy materials for the 2013 annual meeting of stockholders, stockholder proposals must be received by the Secretary of Informatica no later than December 18, 2012 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for Stockholder Proposals to be Brought before an Annual Meeting

In addition, Informatica’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of Informatica within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for Informatica’s Board of Directors, see the procedures discussed in “Proposal One — Election of Directors — Corporate Governance Matters.”

Informatica’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has delivered written notice to the Secretary of Informatica within the Notice Period (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the anniversary of the date on which Informatica first mailed its proxy materials for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2013 annual stockholder meeting will start on February 1, 2013 and end on March 3, 2013.

If a stockholder who has notified Informatica of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Informatica need not present the proposal for vote at such meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of Informatica or by accessing Informatica’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Informatica’s proxy materials, should be sent to Informatica Corporation, 100 Cardinal Way, Redwood City, CA 94063, Attention: Corporate Secretary.

Delivery of Proxy Materials to Stockholders

If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials. Stockholders who do not receive a separate copy of the proxy materials may request to receive a separate copy of the proxy materials by sending an email to sendmaterial@proxyvote.com, by calling 1-800-579-1639 or by writing to Informatica Corporation, 100 Cardinal Way, Redwood City, CA 94063, Attention: Corporate Secretary. Alternatively, stockholders who share an address and receive multiple copies of Informatica’s proxy materials can request to receive a single copy by following the same instructions.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Informatica’s Board of Directors is currently comprised of nine members who are divided into three classes with overlapping three-year terms as follows:

Class I Directors (Term Expires in 2013)	Class II Directors (Term Expires in 2014)	Class III Directors (Term Expires in 2012)
Mark Garrett	Mark A. Bertelsen	Sohaib Abbasi
Gerald Held	A. Brooke Seawell	David W. Pidwell
Charles J. Robel	Godfrey R. Sullivan	Geoffrey W. Squire, OBE

A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Two Class III directors shall be elected at the Annual Meeting.

In accordance with our Bylaws and Corporate Governance Principles, if there is no contested election of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected), a nominee for election or reelection to our Board of Directors must receive more votes cast “for” than “against” his election or reelection in order to be elected or reelected to the Board. The Board of Directors expects a director to tender his resignation if he fails to receive the required number of votes for reelection. If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors.

Nominees for Class III Directors

Two Class III directors are to be elected at the Annual Meeting for a three-year term ending in 2015. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Sohaib Abbasi and Geoffrey W. Squire for election as Class III directors. Mr. Squire is an independent director.

Mr. Abbasi and Mr. Squire were elected by the stockholders at the 2009 annual meeting of stockholders. Informatica expects that Mr. Abbasi and Mr. Squire will accept such nomination; however, in the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until such director’s term expires in 2015 or until such director’s successor has been elected and qualified. David W. Pidwell, a current member of the Board of Directors and a Class III director, is not standing for re-election.

The Board of Directors recommends a vote “FOR” the nominees listed above.

Board Composition and Director Biographies

Our Corporate Governance Principles and the charter of the Corporate Governance and Nominating Committee provide that such committee should review the size and composition of the Board, including issues of character, judgment, diversity, age, expertise, corporate experience, length of service, other commitments and the like. The Corporate Governance and Nominating Committee conducts this review annually in the context of recommending directors for election by the stockholders. In addition, the Board of Directors believes that, as a matter of policy, there should be a substantial majority of independent directors on the Board and the mix of Board members should provide a range of expertise and perspective in relevant areas. The Corporate Governance and Nominating Committee believes that certain experiences, qualifications, attributes or skills are important for members of our Board of Directors to have in light of our business, including: leadership expertise, financial expertise, industry expertise, technology expertise, corporate development and merger and acquisition (M&A) expertise, legal and compliance expertise and global expertise. While we do not have a policy with regard to the consideration of diversity in identifying director nominees, as noted above diversity is one of the many criteria that the Corporate Governance and Nominating Committee considers.

For each nominee and the other directors, the biographies below identify and describe the specific experiences, qualifications, attributes or skills that the Corporate Governance and Nominating Committee and Board of Directors considered when nominating such director for election, as well as such directors’ recent employment or principal occupation, names of other public companies for which they currently serve or within the past five years have served as a director, their length of service on our Board of Directors and their age.

NAME	AGE	PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE

Sohaib Abbasi	55	Chief Executive Officer, President and Chairman of the Board, Informatica Corporation

Mr.Abbasi has served as our chief executive officer and president of Informatica since July 2004, and as chairman since March 2005. From 2001 to 2003, Mr. Abbasi was senior vice president, Oracle Tools Division and Oracle Education at Oracle Corporation, which he joined in 1982. From 1994 to 2000, he was senior vice president, Oracle Tools Product Division. Mr. Abbasi graduated with honors from the University of Illinois at Urbana-Champaign in 1980, where he earned both a B.S. and an M.S. degree in computer science. Mr. Abbasi serves on the board of directors of Red Hat, Inc.

Mr. Abbasi has been a director since February 2004.

Among other skills and qualifications, Mr. Abbasi brings to the Board:

•	Leadership, Financial and Global Expertise – current CEO and director of publicly-traded international companies, including software and emerging technology companies
•	Industry, Technology and Corporate Development and M&A Expertise – over 20 years in senior management of technology companies, including software companies

Mark A. Bertelsen	67	Senior Partner, Wilson Sonsini Goodrich & Rosati, Professional Corporation

Mr. Bertelsen joined Wilson Sonsini Goodrich & Rosati in 1972 and was the firm’s managing partner from 1990 to 1996. He received his law degree (J.D.) from the University of California Berkeley School of Law in 1969, and a B.A. in political science from the University of California Santa Barbara in 1966. Mr. Bertelsen is a trustee of the University of California, Berkeley Foundation. Mr. Bertelsen is also a member of the executive committee of the U.C. Santa Barbara Foundation and served as its chair from 2001 to 2003. He also serves on the Dean’s Cabinet of the College of Engineering and on the Director’s Council of the Institute of Energy Efficiency of the University of California Santa Barbara. Mr. Bertelsen also served on the boards of directors of Autodesk, Inc. and Taleo Corporation during the past five years.

Mr. Bertelsen has been a director since September 2002.

Among other skills and qualifications, Mr. Bertelsen brings to the Board:

•	Leadership Expertise – former managing partner of national law firm; director of publicly-traded technology companies
•	Legal and Compliance, Financial, Industry, Corporate Development and M&A Expertise – legal advisor to technology and high growth business enterprises for over 30 years

NAME	AGE	PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE

Mark Garrett	54	Executive Vice President and Chief Financial Officer, Adobe Systems Incorporated

Mr. Garrett has been the executive vice president and chief financial officer of Adobe Systems Incorporated since February 2007. From June 2004 to January 2007, Mr. Garrett served as senior vice president and chief financial officer of EMC Software, the software group of EMC Corporation. Prior to its acquisition by EMC, Mr. Garrett was the chief financial officer of Documentum. Mr. Garrett began his career in 1979 at IBM where he spent 12 years in senior accounting and finance management positions. Thereafter, he joined Cadence Design Systems where he was eventually named vice president of finance. Mr. Garrett currently serves on the board of directors for the Adobe Foundation, the Children’s Discovery Museum of San Jose and a privately-held company. He holds bachelor’s degrees in accounting and marketing from Boston University and a MBA degree from Marist College.

Mr. Garrett has been a director since October 2008.

Among other skills and qualifications, Mr. Garrett brings to the Board:

•	Leadership, Industry and Corporate Development and M&A Expertise – over 20 years in senior management of technology companies, including software and emerging technology companies
•	Financial, Legal and Compliance and Global Expertise – current and former CFO of publicly-traded international companies

Gerald Held	64	Chief Executive Officer, Held Consulting, LLC

Dr. Held has been chief executive officer of Held Consulting, LLC since 1999. Dr. Held also served as the executive chairman of Vertica Systems, a provider of database management systems, from January 2007 to July 2010. In 1998, Dr. Held was CEO-in-residence at the venture capital firm of Kleiner Perkins Caufield and Byers. From 1993 to 1997, Dr. Held was senior vice president, Oracle Server Technologies Division. From 1976 to 1993, Dr. Held served in various executive roles at Tandem Computers, Inc. He was a member of the technical staff at RCA Corporation from 1970 to 1976. Dr.Held holds a B.S. degree in electrical engineering from Purdue University, an M.S. degree in systems engineering from the University of Pennsylvania and a Ph.D. degree in computer science from the University of California, Berkeley. Dr. Held serves on the board of directors of NetApp, Inc., Openwave Systems Inc. and a number of privately-held companies. Dr. Held is also a member of the board of directors of The Tech Museum of Innovation. Dr. Held also served on the board of directors of Business Objects S.A. during the past five years.

Dr. Held has been a director since November 2008.

Among other skills and qualifications, Dr. Held brings to the Board:

•	Leadership and Global Expertise – former executive and CEO-in-residence; director of publicly-traded technology companies
•	Industry and Technology Expertise – over 30 years in senior management of technology companies, including software and emerging technology companies

NAME	AGE	PRINCIPAL OCCUPATION AND BUSSINESS EXPERIENCE

David W. Pidwell	64	Venture Partner, Alloy Ventures

Mr. Pidwell has been a venture partner with Alloy Ventures, a venture capital firm, since 1996. From January 1988 to January 1996, Mr. Pidwell was president and chief executive officer of Rasna Corporation, a software company. Mr. Pidwell holds a B.S. degree in electrical engineering and an M.S.I.S.E. degree in computer systems engineering from Ohio University and has completed three years of work at Stanford University on a Ph.D. in engineering economic systems. Mr. Pidwell also serves on the board of directors of a number of privately-held companies.

Mr. Pidwell has been a director since February 1996.

Among other skills and qualifications, Mr. Pidwell brings to the Board:

•	Leadership Expertise – former CEO; director of technology companies
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Industry, Financial, Technology and Corporate Development and M&A Expertise – over 20 years in senior management of technology companies, including software and emerging technology companies, or venture capital firms

Charles J. Robel	62	Former Chairman of the Board, McAfee, Inc.

Mr. Robel served as the chairman of the board of directors of McAfee, Inc., from October 2006 to February 2011. From June 2000 to December 2005, Mr. Robel was a general partner and chief of operations of Hummer Winblad Venture Partners, a venture capital firm. From January 1974 to May 2000, Mr. Robel was a partner with PricewaterhouseCoopers, LLP. From mid 1995 to May 2000, Mr. Robel led PricewaterhouseCoopers’ High Technology Transaction Services Group in Silicon Valley. From May 1985 to mid 1995, Mr. Robel was the partner in charge of the Software Industry Group at PricewaterhouseCoopers, LLP in Silicon Valley, and prior to that, Mr. Robel was with PricewaterhouseCoopers, LLP in Los Angeles and Phoenix. Mr. Robel holds a B.S. degree in accounting from Arizona State University. Mr. Robel serves on the board of directors of Autodesk, Inc., Jive Software, Inc. and a number of privately-held companies. Mr. Robel also served on the board of directors of DemandTec, Inc. during the past five years.

Mr. Robel has been a director since November 2005 and lead independent director since January 2009.

Among other skills and qualifications, Mr. Robel brings to the Board:

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Leadership, Industry and Corporate Development and M&A Expertise – over 30 years in public accounting and advising on strategy, valuation and M&A structuring for technology companies, including software and emerging technology companies

•	Financial and Legal and Compliance Expertise – former partner of international accounting firm and current audit committee chair/member for publicly-traded software companies

NAME	AGE	PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE

A. Brooke Seawell	64	Venture Partner, New Enterprise Associates

Mr. Seawell has been a venture partner with New Enterprise Associates, a venture capital firm, since January 2005. From February 2000 to December 2004, Mr. Seawell was a partner with Technology Crossover Ventures, a venture capital firm. From January 1997 to August 1998, Mr. Seawell was executive vice president of NetDynamics, an applications server software company, which was acquired by Sun Microsystems. From March 1991 to January 1997, Mr. Seawell was senior vice president and chief financial officer of Synopsys, an electronic design automation software company. Mr. Seawell holds a B.A. degree in economics and a M.B.A. degree in finance from Stanford University. Mr. Seawell serves on the Board of Directors of NVIDIA Corporation, Glu Mobile Inc. and a number of privately-held companies. Mr. Seawell also serves on the Management Board of the Stanford Graduate School of Business.

Mr. Seawell has been a director since December 1997.

Among other skills and qualifications, Mr. Seawell brings to the Board:

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Leadership, Industry and Corporate Development and M&A Expertise – over 30 years in senior management of technology companies, including software and emerging technology companies, and venture capital firms; director of technology companies

•	Financial, Legal and Compliance and Global Expertise – former CFO of international publicly-traded company

Geoffrey W. Squire, OBE	65	Chairman, Kognitio Ltd.

Mr. Squire is presently the chairman of Kognitio Ltd., a provider of business intelligence services. From May 2002 to January 2009, he was chairman of a UK-based public company, The Innovation Group, a provider of business services to the global insurance community. From April 1997 to June 2005, Mr. Squire was vice chairman of VERITAS, a storage solutions software company. From June 1995 to April 1997, Mr. Squire was CEO of OpenVision, a systems management software company. Prior to OpenVision, Mr. Squire was responsible for the launch of Oracle UK, and served as the chief executive officer of Oracle Europe and president of Oracle Worldwide Operations. A former president of the UK Computing Services & Software Association and the European Information Services Association, Mr. Squire holds an honorary doctorate from Oxford Brookes University and was awarded an Officer of the Order of the British Empire for his contributions to the information industry. Mr. Squire also serves on the Board of Directors of a number of privately-held companies.

Mr. Squire has been a director since October 2005.

Among other skills and qualifications, Mr. Squire brings to the Board:

•	Leadership, Industry, Technology and Corporate Development and M&A Expertise – over 20 years in senior management of technology companies, including software and emerging technology companies
•	Global Expertise – former executive and director of international companies

NAME	AGE	PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE

Godfrey R. Sullivan	58	President, Chief Executive Officer and Chairman, Splunk, Inc.

Mr. Sullivan is the President, CEO and Chairman of Splunk, Inc., an IT search software company. Prior to Splunk, Mr. Sullivan was president and chief operating officer of Hyperion Solutions from 2001 through 2004 and as president and chief executive officer from July 2004 until its acquisition by Oracle in 2007. From 2000 to 2001, Mr. Sullivan served as chief executive officer of Promptu Corporation, an enterprise marketing automation software company. From 1992 to 2000, Mr. Sullivan served in senior management positions at Autodesk, Inc., a design software and digital media company, including as president, Discreet Division and executive vice president, Personal Solutions Group. From 1981 to 1992, Mr. Sullivan served in various executive positions at Apple Computer, Inc. Mr. Sullivan earned his B.B.A degree from Baylor University, and has completed executive programs at Stanford and Wharton. Mr. Sullivan also serves on the board of directors of Citrix Systems.

Mr. Sullivan has been a director since January 2008.

Among other skills and qualifications, Mr. Sullivan brings to the Board:

•	Leadership, Financial and Global Expertise – current CEO; former CEO of publicly-traded international software company; director of publicly-traded technology companies
•	Industry and Corporate Development and M&A Expertise – over 25 years in senior management of technology companies, including software and emerging technology companies

Leadership Structure

At present, Mr. Abbasi serves as our chairman of the board and chief executive officer. Our Corporate Governance Principles provide that our Board of Directors will appoint the chairman and chief executive officer (CEO) positions based upon what it believes is in our best interests at any point in time. Currently, the Board of Directors does not require separation of the chairman and CEO positions or that the chairman is a non-employee director. The Corporate Governance and Nominating Committee annually reviews the combination of the chairman and CEO positions. We believe that as CEO, Mr. Abbasi is in the best position to direct the focus and attention of the Board of Directors to the areas most relevant for Informatica and its stockholders. As our CEO, Mr. Abbasi is the most familiar with Informatica’s business, industry and strategic priorities. By combining the role of chairman and CEO, Mr. Abbasi is able to provide strong and valuable leadership for Informatica both internally and externally.

In addition, our Corporate Governance Principles provide that the Board of Directors should elect a lead independent director. We have had a lead independent director since 2005. At present, Mr. Robel serves as our lead independent director. The lead independent director is primarily responsible for:

•	communicating with the chairman and CEO, and consulting with the chairman and CEO regarding board meeting agendas and materials;

•	preparing agendas and approving materials for meetings of the independent directors, leading such meetings and calling additional meetings of the independent directors as necessary;

•	disseminating information to the other directors; and

•	facilitating communication between management and the independent directors, and raising issues with management on behalf of the independent directors when appropriate.

In addition, from time to time, our lead independent director also meets or otherwise communicates with our stockholders on various corporate governance issues. Also, as discussed in “Board Meetings and Committees” below, all of the directors on the Board’s standing committees are independent, and each of these committees is led by a committee chair. Our Board of Directors feels that combining the positions of chairman and CEO, selecting a lead independent director to provide independent leadership and maintaining independent committees with individual chairs is the appropriate leadership structure to encourage the effective, efficient and engaged governance of Informatica by the Board of Directors and management.

Board Meetings and Committees

During 2011, the Board of Directors held six meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

The Board of Directors currently has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategy Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Garrett, Robel and Seawell, each of whom is “independent,” as such term is defined for audit committee members by the listing standards of The NASDAQ Stock Market. Mr. Seawell is the Chairman of the Audit Committee. The Board of Directors has determined that each of Messrs. Garrett, Robel and Seawell is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee had eight meetings in 2011. The Audit Committee (1) provides oversight of Informatica’s accounting and financial reporting processes and of the audit of Informatica’s financial statements, (2) assists the Board of Directors in oversight of the integrity of Informatica’s financial statements, Informatica’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and Informatica’s internal accounting and financial controls, and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations – Corporate Governance” section of our website at www.informatica.com.

Compensation Committee

The Compensation Committee currently consists of Messrs. Pidwell, Held and Sullivan, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Sullivan is the chairman of the Compensation Committee. The Compensation Committee had seven meetings in 2011. The Compensation Committee reviews and approves the compensation and benefits for Informatica’s executive officers and the Board of Directors, administers Informatica’s stock plans and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations – Corporate Governance” section of our website at www.informatica.com. The Compensation Discussion and Analysis included in this Proxy Statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive compensation.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Messrs. Pidwell, Robel and Sullivan, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Robel is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee had three meetings in 2011. This committee is responsible for making recommendations to the Board of Directors on matters concerning corporate governance, evaluating and recommending candidates for election to the Board, reviewing and making recommendations regarding the composition and mandate of Board committees, developing overall governance guidelines, and overseeing the performance of the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations of candidates for the Board of Directors submitted by the stockholders of Informatica; for more information see the discussion in “Corporate Governance Matters.” The Corporate Governance and Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations – Corporate Governance” section of our website at www.informatica.com.

Strategy Committee

The Strategy Committee currently consists of Messrs. Bertelsen, Held, Robel and Squire, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Squire is the Chairman of the Strategy Committee. The Strategy Committee is responsible for assisting Informatica’s Board of Directors and management to oversee Informatica’s strategic plans. The Strategy Committee had six meetings in 2011.

Director Compensation

Cash Compensation

Non-employee members of the Board of Directors received the following cash compensation for fiscal 2011:

•	an annual retainer of $50,000;

•	$20,000 for the Lead Independent Director;

•	$15,000 per year for each member of the Audit Committee (or $30,000 if such member is the chairperson);

•	$10,000 per year for each member of the Compensation Committee (or $20,000 if such member is the chairperson);

•	$5,000 per year for each member of the Corporate Governance and Nominating Committee ($10,000 if such member is the chairperson); and

•	$5,000 per year for each member of the Strategy Committee ($10,000 if such member is the chairperson).

In addition, there is a fee of $1,000 for meetings deemed to be extraordinary based on their relation to special projects which require effort beyond traditional requirements.

Equity Compensation

Pursuant to our 2009 Equity Incentive Plan, each non-employee director automatically receives an award upon joining the Board of Directors (the “Initial Grant”). Currently, non-employee directors receive for their Initial Grant (i) an option award for 15,000 shares and (ii) a restricted stock unit award for 5,000 shares. Stock options granted pursuant to the Initial Grant will vest and become exercisable as to 33% of the shares on the first anniversary of the grant date, and as to an additional 2.78% each month thereafter, provided the director continues to serve through such dates. Restricted stock units subject to the Initial Grant will vest as to 33 1/3% of the restricted stock units on each of the first three anniversaries of the vesting commencement date, provided the director continues to serve through such dates.

In addition, each of our non-employee directors automatically receives an award on the date of each annual meeting of stockholders, provided that the non-employee director has served for at least six months prior to the annual meeting (the “Ongoing Grant”). Currently, non-employee directors receive for their Ongoing Grant (i) an option award for 10,000 shares and (ii) a restricted stock unit award for 3,000 shares. Stock options and restricted stock units granted pursuant to the Ongoing Grant will vest and become exercisable as to 100% of the shares on the day prior to the date of next year’s annual meeting of stockholders, provided the director continues to serve on such date.

In the event of a change of control, each of our non-employee directors will receive immediate vesting as to 100% of the director’s unvested equity awards.

The 2009 Equity Incentive Plan provides that the Compensation Committee, in its sole discretion, at any time may change the number and other terms and conditions of future awards to our non-employee directors. In April 2011, the Compensation Committee determined it was in the best interests of our stockholders to change the number of shares underlying the Initial Grant and the Ongoing Grant and the vesting schedule for the Ongoing Grant to the number of shares and vesting schedule described above.

Compensation for 2011

The following table provides information concerning the compensation paid by us to each of our non-employee directors in fiscal 2011. Mr. Abbasi does not receive any additional compensation for his service as a director.

Name (1) (2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
Mark A. Bertelsen	55,000	168,810	164,710	388,520
Mark Garrett	65,000	168,810	164,710	398,520
Gerald Held	65,000	168,810	164,710	398,520
David W. Pidwell	70,000	168,810	164,710	403,520
Charles J. Robel	100,000	168,810	164,710	433,520
A. Brooke Seawell	80,000	168,810	164,710	413,520
Geoffrey W. Squire	60,000	168,810	164,710	393,520
Godfrey R. Sullivan (4)	70,000	168,810	164,710	403,520

(1)	In fiscal 2011, each of our non-employee directors received, on May 26, 2011, a restricted stock unit award of 3,000 shares, with a grant date fair value of $168,810, and an option for 10,000 shares, with a grant date fair value of $164,710.

(2)	As of December 31, 2011, the aggregate number of shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Stock Awards	Options
Mark A. Bertelsen	3,000	75,000
Mark Garrett	3,000	65,000
Gerald Held	3,000	85,000
David W. Pidwell	3,000	45,000
Charles J. Robel	3,000	50,000
A. Brooke Seawell	3,000	25,000
Geoffrey W. Squire	3,000	75,000
Godfrey R. Sullivan	3,000	60,000

(3)	Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012. These amounts do not necessarily correspond to the actual value that may be recognized by the director.

(4)	Mr. Sullivan became the chairman of the Compensation Committee in July 2011.

Corporate Governance Matters

Risk Oversight

Our Board of Directors is responsible for the oversight of our enterprise risk management. Together with its committees, the Board of Directors ensures that any material risks relevant to Informatica or its business are appropriately considered and addressed. Our management is responsible for identifying, assessing, managing and mitigating Informatica’s exposure to risk on a day-to-day basis, and the Board of Directors (and its committees) oversees management in its execution of these responsibilities. The Board of Directors reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to the Board or its committees by management for review or approval. Furthermore, each committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by the Board of Directors, including:

•

the Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies;

•	the Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs;

•

the Corporate Governance and Nominating Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee); and

•	the Strategy Committee considers risk in connection with its oversight of our strategic plans, including mergers, acquisitions, investments and similar transactions.

We believe the Board’s role is consistent with our leadership structure, with our CEO and management primarily responsible for enterprise risk management and the Board of Directors and its committees providing oversight of such efforts.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our principal executive officer and senior financial and accounting officers), and employees. You can find the Code of Business Conduct in the “Investor Relations – Corporate Governance” section of our website at www.informatica.com. We will post any amendments to the Code of Business Conduct, as well as any waivers, that are required to be disclosed by the rules of either the SEC or The NASDAQ Stock Market on such website.

Corporate Governance Principles

We have adopted Corporate Governance Principles to establish the corporate governance policies pursuant to which the Board of Directors intends to conduct its oversight of our business in accordance with its fiduciary duties. You can find the Corporate Governance Principles in the “Investor Relations – Corporate Governance” section of our website at www.informatica.com.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Sohaib Abbasi, who is our chief executive officer and president, all of its members are “independent directors” as defined in the listing standards of The NASDAQ Stock Market.

In making this determination, the Board of Directors considered that Mark A. Bertelsen is a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). Fees paid by us to WSGR for legal services rendered for the year ended December 31, 2011 were approximately $0.9 million, which represented significantly less than 1% of WSGR’s revenues. We believe the services performed by WSGR were provided in the ordinary course of business on terms no more or less favorable than those available from unrelated parties. In addition, the Board of Directors also considered the annual amount of Informatica’s sales to, or purchases from, any company where a non-employee director serves as an executive officer or director or is a substantial stockholder. The Board of Directors determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Informatica’s or the applicable company’s consolidated gross revenues for the applicable year.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our directors and executive officers. For information regarding such guidelines, see the section of this Proxy Statement entitled “Executive Compensation – Compensation Discussion and Analysis – Stock Ownership Guidelines.”

Contacting the Board of Directors

Stockholders and other individuals may communicate with the Board of Directors by submitting either an e-mail to board@informatica.com or a written communication addressed to the Board of Directors (or specific board member), Informatica Corporation, 100 Cardinal Way, Redwood City, California 94063. E-mail communications that are intended for a specific director should be sent to the e-mail address above to the attention of the applicable director.

Attendance at Annual Stockholder Meetings by the Board of Directors

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, we encourage, but do not require, directors to attend. Three directors attended our 2011 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Informatica Corporation, Corporate Secretary, 100 Cardinal Way, Redwood City, CA 94063 and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Informatica within the last three years, and evidence of the nominating person’s ownership of our common stock.

The Corporate Governance and Nominating Committee’s general criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as personal character, judgment, diversity, expertise, business experience, length of service, independence and other commitments, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or academia, (4) possess strong aptitude for technology, including their understanding of the enterprise software industry and Informatica’s business in particular, (5) have qualifications that will increase overall Board effectiveness, and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain third-party search firms with regard to candidates who are properly recommended by stockholders or by other means. The Corporate Governance and Nominating Committee will review the qualifications of any such candidate. This review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•

The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board of Directors to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee recommends to the full Board of Directors the director nominees for selection.

PROPOSAL TWO

AMENDMENT TO 2009 EQUITY INCENTIVE PLAN

We are seeking stockholder approval of an amendment to our 2009 Equity Incentive Plan (the “2009 Plan”) to increase the number of shares of our common stock reserved for issuance under the 2009 Plan by 5,000,000 shares. The Board of Directors has approved such amendment to the 2009 Plan, subject to approval from our stockholders at the Annual Meeting.

The Board of Directors recommends a vote “FOR” this proposal.

Reasons for the Amendment

We believe our success is due to our highly talented employee base and that our future success depends on our ability to attract, retain and motivate high caliber personnel. We compete with many technology companies for a limited pool of talented people. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain quality personnel. The amendment to the 2009 Plan, if approved by our stockholders, would add 5,000,000 shares to the 2009 Plan. We believe that increasing the shares reserved for issuance under the 2009 Plan is necessary for us to continue to offer a competitive equity incentive program in the future. If the stockholders do not approve the proposed share increase, we believe we will not be able to continue to offer competitive equity packages to retain our current employees and hire new employees in future years. This could significantly affect our plans for growth and adversely affect our ability to operate our business.

We designed the 2009 Plan to conform to best practices in equity incentive plans. The 2009 Plan replaced our previously existing equity incentive plans and adopted many features designed to address stockholder concerns related to equity incentive plans, such as the prohibition on option and stock appreciation right repricing without stockholder consent, reduced maximum option terms, elimination of “evergreen” share reserve increases and the flexibility of restricted stock, restricted stock units, performance units or performance shares that can be used in lieu of stock options to reduce the total number of our shares necessary to grant competitive equity awards. Additionally, we have been focused on managing our annual equity usage.

Currently, the maximum number of shares that may be issued under the 2009 Plan is 11,500,000 shares. As of February 29, 2012, 6,609,049 shares were outstanding under the 2009 Plan and 2,072,721 shares remained available for grant. The 2009 Plan is the only plan from which we grant equity awards (other than our employee stock purchase plan). Further, as of February 29, 2012, there were 11,190,615 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans, at a weighted average exercise price of $23.06, and with a weighted average remaining life of 3.91 years. As of such date, there were a total of 1,844,129 shares subject to outstanding restricted stock unit awards that remain subject to vesting.

Description of the 2009 Plan

The following paragraphs provide a summary of the principal features of the 2009 Plan and its operation. The 2009 Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

The 2009 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance units and (vi) performance shares. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the 2009 Plan include employees, non-employee directors and consultants who provide services to Informatica and its affiliates. As of February 29, 2012, 2,566 employees and non-employee directors were eligible to participate in the 2009 Plan.

Number of Shares of Common Stock Available Under the 2009 Plan

The Board has reserved 11,500,000 shares of Informatica’s common stock for issuance under the 2009 Plan. The shares may be either authorized, but unissued, common stock or treasury shares. Shares subject to full value awards (restricted stock units, restricted stock, performance units or performance shares) currently count against the share reserve as 2.37 shares for every one share subject to such an award. Prior to the amendment of the 2009 Plan in May 2011, shares subject to full value awards counted against the share reserve as 1.52 shares for every one share subject to such an award. To the extent that a share that was subject to an award that counted as 1.52 or 2.37 shares against the 2009 Plan reserve, respectively, are returned to the 2009 Plan, the 2009 Plan reserve will be credited with 1.52 or 2.37 shares, respectively, that will thereafter be available for issuance under the 2009 Plan. If this Proposal Two is approved, the maximum number of shares that may be issued under the 2009 Plan will increase to 16,500,000 shares.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by Informatica, the unpurchased Shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2009 Plan (unless the 2009 Plan has terminated). Awards paid out in cash rather than shares will not reduce the number of shares available for issuance under the 2009 Plan. If a stock appreciation right is settled in shares, such shares as well as shares that represent payment of the exercise price and tax related to the award will cease to be available under the 2009 Plan.

If Informatica declares a dividend or other distribution or engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of Informatica, or other change in the corporate structure of Informatica affecting Informatica’s common stock, the Committee will adjust the number and class of shares that may be delivered under the 2009 Plan, the number, class, and price of shares covered by each outstanding Award, and the numerical per-person limits on Awards.

Administration of the 2009 Plan

A committee authorized by the Board (the “Committee”) will administer the 2009 Plan, which is currently the Compensation Committee. To make grants to certain of Informatica’s officers and key employees, the members of the Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that Informatica can receive a federal tax deduction for certain compensation paid under the 2009 Plan. Subject to the terms of the 2009 Plan, the Committee has the sole discretion to select the employees, consultants, and non-employee directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the 2009 Plan and outstanding Awards. The Committee may not, without the approval of Informatica’s stockholders, institute an exchange program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for Awards with a lower exercise price.

Options

The Committee is able to grant nonstatutory stock options and incentive stock options under the 2009 Plan. The Committee determines the number of shares subject to each option, although the 2009 Plan provides that a participant may not receive options (and/or stock appreciation rights) for more than one million (1,000,000) shares in any fiscal year, except in connection with his or her initial service as an employee with Informatica, in which case he or she may be granted an option (and/or stock appreciation rights) to purchase up to an additional two million (2,000,000) shares.

The Committee determines the exercise price of options granted under the 2009 Plan, provided the exercise price must be at least equal to 100% of the fair market value of Informatica’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of Informatica’s outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed seven (7) years, except that, with respect to any participant who owns 10% of the voting power of all classes of Informatica’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with Informatica, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the agreement governing his or her Award. No incentive stock option may be exercised more than three (3) months after the participant’s termination of service for any reason other than disability or death (unless the participant dies during such three (3) month period and/or the participant’s agreement governing his or her Award, or the Committee, permits later exercise). No incentive stock option may be exercised more than one (1) year after the participant’s termination of service due to disability or death (unless the participant’s agreement governing his or her Award, or the Committee, permits later exercise). In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights

The Committee will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. Informatica can pay the appreciation in either cash or shares of common stock or a combination of both. Stock appreciation rights will become exercisable at the times and on the terms established by the Committee, subject to the terms of the 2009 Plan. The Committee, subject to the terms of the 2009 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2009 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed seven (7) years. No participant will be granted stock appreciation rights (and/or options) covering more than one million (1,000,000) shares during any fiscal year, except that a participant may be granted stock appreciation rights (and/or options) covering up to an additional two million (2,000,000) shares in connection with his or her initial service as an employee with Informatica.

After termination of service with Informatica, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the agreement governing his or her stock appreciation right. If a participant dies prior to the exercise of his or her stock appreciation rights, the Committee, in its discretion, may provide that the stock appreciation rights will be exercisable for up to one (1) year after the date of death. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock

Awards of restricted stock are rights to acquire or purchase shares of Informatica’s common stock, which vest in accordance with the terms and conditions established by the Committee in its sole discretion. For example, the Committee may set restrictions based upon continued employment or service with Informatica, the achievement of specific performance goals, applicable laws, or any other basis determined by the Committee in its discretion. Subject to the provisions of the 2009 Plan, after the grant of restricted stock, the Committee, in its sole discretion, may reduce or waive any restrictions for such Award and may accelerate the time at which any restrictions will lapse at a rate determined by the Committee.

The Award agreement governing the grant of the restricted stock will generally grant Informatica a right to repurchase or reacquire the shares upon the termination of the participant’s service with Informatica for any reason (including death or disability). The Committee will determine the number of shares granted pursuant to an Award of restricted stock. With respect to restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of specific performance objectives. The Committee shall determine the number of shares of restricted stock granted to any participant, but no participant will be granted more than three hundred thirty three thousand three hundred thirty three (333,333) shares of restricted stock (and/or performance shares or restricted stock units) during any fiscal year, except that a participant may be granted up to an additional six hundred sixty six thousand six hundred sixty seven (666,667) shares of restricted stock (and/or performance shares or restricted stock units) in connection with his or her initial employment with Informatica.

Restricted Stock Units

Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Committee establishes is satisfied. For example, the Committee may set restrictions based on the achievement of specific performance goals or upon continued employment or service with Informatica. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. Subject to the provisions of the 2009 Plan, after the grant of restricted stock units, the Committee, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Award and may accelerate the time at which any restrictions will lapse at a rate determined by the Committee.

The Committee, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the 2009 Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to Informatica. The Committee determines the number of restricted stock units granted to any participant. With respect to restricted stock units intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of specific performance objectives. The Committee shall determine the number of restricted stock units granted to any participant, but no participant may be granted more than three hundred thirty three thousand three hundred thirty three (333,333) restricted stock units (and/or shares of restricted stock or performance shares) during any fiscal year, except that the participant may be granted up to an additional six hundred sixty six thousand six hundred sixty seven (666,667) restricted stock units (and/or shares of restricted stock or performance shares) in connection with his or her initial employment with Informatica.

Performance Units and Performance Shares

The Committee will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Committee may establish are achieved or the Awards otherwise vest. The Committee will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Subject to the provisions of the 2009 Plan, after the grant of performance units or performance shares, the Committee, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Award and may accelerate the time at which any restrictions will lapse at a rate determined by the Committee.

The Committee determines the number of performance units and performance shares granted to any participant. With respect to performance units and performance shares intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to the performance units and performance shares shall be based on the achievement of performance goals. During any fiscal year, no participant will receive more than three hundred thirty three thousand three hundred thirty three (333,333) performance shares (and/or shares of restricted stock or restricted stock units) and no participant will receive performance units having an initial value greater than three million dollars ($3,000,000), except that in the first year a participant becomes an employee, a participant may be granted performance shares (and/or shares of restricted stock or restricted stock units) covering up to an additional six hundred sixty six thousand six hundred sixty seven (666,667) shares or performance units having an initial value up to an additional three million dollars ($3,000,000). Performance units will have an initial dollar value established by the Committee on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of Informatica’s common stock on the grant date.

Performance Goals

Awards of restricted stock, restricted stock units, performance shares, and performance units under the 2009 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: (i) profit, (ii) revenue, (iii) operating income, (iv) earnings per share, and (v) total shareholder return. Any criteria used may be (i) measured in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of Informatica as a whole or a business unit of Informatica, and/or (v) on a pre-tax or after-tax basis. In granting Awards that are intended to qualify under Section 162(m) of the Code, the Committee will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Awards under Section 162(m) of the Code.

Awards to Non-Employee Directors

The 2009 Plan provides for automatic grants to non-employee directors. As stated in the 2009 Plan, the Committee’s philosophy is to grant such awards of the same type and following the same ratio as grants to Informatica’s Section 16 officers. The 2009 Plan provides that the Committee, in its sole discretion, at any time may change the number and other terms and conditions of the Awards subject to future grants to non-employee directors. See “Proposal One — Election of Directors — Director Compensation — Equity Compensation.”

Transferability of Awards

Awards granted under the 2009 Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate.

Amendment and Termination of the 2009 Plan

The Committee will have the authority to amend, suspend or terminate the 2009 Plan. No amendment, suspension or termination of the 2009 Plan will impair the rights of any participant, without the consent of the participant. The 2009 Plan will remain in effect until terminated pursuant to the provisions of the 2009 Plan; provided, however, that without further stockholder approval, no incentive stock options may be granted under the 2009 Plan after April 28, 2019.

Change of Control

In the event of a “change of control”, as defined in the 2009 Plan, each outstanding Award will be treated as the Committee determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Committee will not be required to treat all Awards similarly in the transaction. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for, the Committee will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Committee in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period. The above provisions will apply only upon the consummation of a change of control, and will not apply to a proposed or potential change of control.

Number of Awards Granted to Employees and Directors

The number of Awards that an employee, director or consultant may receive under the 2009 Plan is at the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth information with respect to the grant of options and restricted stock awards under the 2009 Plan in fiscal 2011 (no other type of award was granted during this time):

	Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Restricted Stock Units Granted (#)	Weighted Average Dollar Value of RSUs Granted ($)
Sohaib Abbasi	225,000	46.63	16,667	46.63
Chairman of the Board, Chief Executive Officer and President

Earl Fry	97,500	46.63	7,222	46.63
Chief Financial Officer, Chief Administration Officer, Executive Vice President, Global Customer Support and Secretary

Paul Hoffman	90,000	46.63	6,667	46.63
Executive Vice President and President, Worldwide Field Operations

Girish Pancha	82,500	46.63	6,111	46.63
Executive Vice President and Chief Product Officer

Ivan Chong	67,500	46.63	5,000	46.63
Executive Vice President, Data Quality Product Division

James Markarian	67,500	46.63	5,000	46.63
Executive Vice President and Chief Technology Officer

All current executive officers as a group (6 people)	630,000	46.63	46,667	46.63

All non-employee directors as a group (8 people) (1)	80,000	56.27	24,000	56.27

All employees who are not executive officers as a group	629,310	48.92	662,444	50.42

(1)	For further information, see “Proposal One — Election of Directors — Director Compensation — Equity Compensation.”

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Informatica of Awards granted under the 2009 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options

No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Informatica is subject to tax withholding by Informatica. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. This taxable income is not subject to income tax withholding.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income (subject to withholding) in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares

A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture.

Tax Effect for Informatica

Informatica generally will be entitled to a tax deduction in connection with an Award under the 2009 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Informatica’s Chief Executive Officer and to each of its three most highly compensated executive officers other than our Chief Financial Officer. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Informatica can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2009 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2009 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Informatica to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award will recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. Informatica will also have withholding and reporting requirements with respect to such amounts.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND INFORMATICA WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2009 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm of Informatica for the fiscal year ending December 31, 2012. Although ratification by stockholders is not required by any applicable legal requirements, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Informatica and its stockholders. If the stockholders do not ratify the appointment of E&Y, the Audit Committee may reconsider its selection.

E&Y has audited Informatica’s financial statements since our inception. A representative of E&Y is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” this proposal.

Accounting Fees

The following table shows the fees paid or accrued by Informatica for the audit and other services provided by E&Y for fiscal years 2010 and 2011.

	Fiscal Year
	2010	2011
Audit Fees (1)	$1,547,000	$1,686,000
Audit-Related Fees (2)	150,000	202,000
Tax Fees (3)	1,045,000	1,189,000
All Other Fees	—	—

Total	$2,742,000	$3,077,000

(1)	Audit fees consist of professional services rendered for the audit of Informatica’s annual financial statements and reviews of its quarterly financial statements. Audit fees also include fees for international statutory audits, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews and attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consist of assurance and related services performed by E&Y that are reasonably related to the performance of the audit or review of Informatica’s financial statements, which include fees for accounting consultations, internal control reviews and attest services not required by statute or regulation.

(3)	Tax fees consist of professional services performed by E&Y with respect to tax compliance and tax planning and advice. Tax compliance includes preparation of original and amended tax returns for Informatica, refund claims, tax payment planning and tax audit assistance. Tax compliance fees totaled approximately $772,000 and $913,000 for fiscal years 2010 and 2011, respectively. Tax planning and advice includes tax strategy planning and modeling, merger and acquisition related projects, intellectual property tax issues, intercompany and transfer pricing design and foreign employee tax matters. Tax planning and advice totaled $273,000 and $276,000 for fiscal years 2010 and 2011, respectively.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by E&Y to Informatica must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by E&Y. Prior to the end of the first quarter of the fiscal year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by E&Y during the year. On an as-needed basis, during subsequent Audit Committee meetings throughout the year, the Audit Committee is presented with an updated listing of approved services highlighting any new audit and non-audit services to be provided by E&Y. The Audit Committee reviews these listings and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect E&Y’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at the subsequent Audit Committee meeting.

All E&Y services and fees in 2010 and 2011 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

With respect to Informatica’s financial reporting process, the management of Informatica is responsible for (1) establishing and maintaining internal controls, and (2) preparing our consolidated financial statements. Informatica’s independent registered public accounting firm, E&Y, is responsible for auditing these financial statements and performing an attestation of our internal controls. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of Company management and our independent registered public accounting firm. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with E&Y and management;

•	discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Informatica’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

A. Brooke Seawell

Mark Garrett

Charles J. Robel

PROPOSAL FOUR

APPROVAL OF EXECUTIVE COMPENSATION

In accordance with SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this Proxy Statement beginning on page 30 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on Informatica, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Approximately 96% of the votes cast on the say-on-pay proposal in 2011 were voted in favor of the proposal. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we’ve provided in the “Executive Compensation” section of this Proxy Statement, and in particular the information discussed in “Executive Compensation – Compensation Discussion and Analysis – Executive Summary” beginning on page 30 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Informatica’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Informatica’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, and the other related disclosure.”

The Board of Directors recommends a vote “FOR” this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our executive compensation programs, policies and decisions relating to our chief executive officer, chief financial officer and four other most highly compensated executive officers (collectively referred to as our “named executive officers”). For fiscal 2011, our named executive officers were:

•	Sohaib Abbasi, our chairman of the board, chief executive officer and president;

•	Earl Fry, our chief financial officer, chief administration officer, executive vice president, global customer support and secretary;

•	Paul Hoffman, our executive vice president and president, worldwide field operations;

•	Girish Pancha, our chief product officer and executive vice president;

•	Ivan Chong, our executive vice president, data quality product division; and

•	James Markarian, our chief technology officer and executive vice president, platform.

Executive Summary

Pay-for Performance. The principal objectives of our compensation programs are to attract and retain top-tier talent and to motivate and reward employees who continually drive strong results for Informatica and its stockholders. A central goal of our executive compensation program is to pay for performance, in order to align the interests of our executive officers with those of our stockholders, and we believe our record over the past several years demonstrates that we have accomplished this goal. For example, we believe the charts below demonstrates the strong correlation between our net income and stock price growth and the compensation we paid to Mr. Abbasi over the last five years.

*	CEO compensation is calculated on the same basis as in the 2011 Summary Compensation Table on page 41.

(1)	Reflects non-equity incentive plan compensation.

(2)	Reflects the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718.

(3)	Reflects the stock price on the last business day of the fiscal year. Our stock price on March 30, 2012 (the last business day of the first quarter of 2012) was $52.90.

Mix of Compensation Elements. Our executive compensation program continued to consist of three principal elements: base salary, short-term cash incentive awards and long-term equity-based incentive awards. The chart below illustrates the overall mix of compensation components for our named executive officers in fiscal 2011. Consistent with our pay for performance philosophy, a significant portion of our executive officers’ compensation in 2011 consisted of incentive awards, particularly long-term equity-based incentive awards. By using a significant equity-based element, we believe we create an incentive for our executive officers to achieve long-term stockholder value.

2011 Financial Highlights. We experienced strong year-over-year financial performance in 2011, including reporting record annual revenues over $780 million, an increase of 21% from 2010. Our 2011 financial results were the basis of the cash incentive compensation paid to our executive officers in 2011. The following table illustrates our growth in fiscal 2011 in terms of revenue, net income, diluted earnings per share and stock price relative to fiscal 2009 and fiscal 2010:

	2009	2010	2011	% Change 2010 to 2011
Revenue	$500.7 million	$650.1 million	$783.8 million	21%
Net Income	$64.2 million	$86.3 million	$117.5 million	36%
Diluted Earnings per Share	$0.66	$0.83	$1.05	27%
Stock Price (on the last business day)	$25.88	$44.03	$36.93	-16%

Significant 2011 Compensation Decisions. In 2011, we demonstrated our continued commitment to pay for performance and positive compensation practices in our executive compensation program (particularly for Mr. Abbasi) by:

•	making limited increases to the base salaries of our executive officers from 2010 levels (with Mr. Abbasi receiving an 8% increase to $675,000);

•

establishing aggressive performance goal targets and paying cash incentive awards under our corporate bonus plan that reflected the achievement of high levels of corporate performance, which resulted in a payout level of 95% for the entire year (with Mr. Abbasi receiving a total of $641,250); and

•

granting equity awards to our executive officers with a mix significantly weighted towards options instead of RSUs (with Mr. Abbasi receiving an option for 225,000 shares and a RSU award for 16,667 shares).

Philosophy of Compensation Programs

Our compensation programs are grounded in the belief that employee performance and success will result in our economic growth, which will have the effect of increasing stockholder value. Our executive officers are compensated under the same programs as other employees, although certain executive compensation elements are more heavily weighted towards our overall performance as compared to achievement of individual objectives. Rewarding strong performance and contribution, regardless of seniority within Informatica, is an important part of our culture and core values.

A significant portion of the executive officers’ compensation is directly tied to our performance, ensuring that executive compensation, our financial results and stockholder value are properly aligned. We maintain a balance between short-term and long-term performance by rewarding executive officers both on the achievement of our current business plan objectives, as well as on the achievement of long-term growth, profitability and improvement in stockholder value.

We consider each of the following components as an integral part of the overall total compensation package:

•	base salary;

•	short-term cash incentive awards;

•	long-term equity-based incentive awards;

•	benefits under generally available programs; and

•	severance arrangements.

The Compensation Committee considers each of the above items in determining the compensation package for each executive officer. Further detail on each component is provided below.

Role of the Compensation Committee

Our Compensation Committee acts for the Board of Directors to oversee the design of, and to evaluate and approve, our compensation plans, policies and programs. The Compensation Committee is empowered to review and approve, or when appropriate recommend for the approval by the Board of Directors, the annual compensation for and compensation policies applicable to our executive officers, including our chief executive officer.

The Compensation Committee meets at least quarterly. Members of the Compensation Committee also meet with our management and other employees as a part of the compensation planning and administration process throughout the year. In January, the Compensation Committee reviews and approves for all employees the compensation philosophy with respect to target compensation, equity award ranges for hiring and retention, bonus metrics and benefits, and also finalizes executive compensation plans for the upcoming fiscal year.

The Compensation Committee currently consists of Dr. Held, Mr. Pidwell and Mr. Sullivan. Mr. Sullivan is the chairman of the Compensation Committee. Each member of the Compensation Committee is independent as that term is defined pursuant to the Compensation Committee’s charter in terms of the independence requirements of The NASDAQ Stock Market, the non-employee director definition under Section 16 of the Exchange Act and the outside director definition in Section 162(m) of the Internal Revenue Code of 1986, as amended. No Compensation Committee member is a former or current officer or employee of Informatica or any of its subsidiaries. Members of the Compensation Committee serve at the discretion of our Board of Directors.

In carrying out its responsibilities, the Compensation Committee consults with Mr. Abbasi, our human resources personnel, and when appropriate, with external independent compensation consultants or other members of management, to assist in the evaluation of and recommendations related to our compensation programs. While the Compensation Committee may, from time to time, consult with Mr. Abbasi, Mr. Fry or other members of management in connection with the planning or evaluation of compensation program-related matters, the Compensation Committee is responsible for oversight and approval of our programs and the individual elements of those programs.

Role of Executive Officers in Compensation Decisions

The Compensation Committee meets with Mr. Abbasi to obtain recommendations regarding the compensation of our executive officers, particularly with respect to base salaries, cash incentive awards and equity incentive awards. The Compensation Committee considers, but is not bound to and does not always accept, Mr. Abbasi’s recommendations. While the Compensation Committee may solicit input from Mr. Abbasi on his expectations regarding his own compensation, the Compensation Committee makes decisions with respect to his compensation without him present. Mr. Abbasi and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

Role of the Independent Compensation Consultant

For fiscal 2011, Radford (a unit of Aon Corporation) provided independent compensation consulting services to the Compensation Committee with respect to our executive officer and director compensation programs and policies and with respect to our equity compensation programs and policies for the broader employee base. Radford was engaged by the Compensation Committee in 2009 following a review of the compensation consultant relationship as part of their governance process and an evaluation of a number of consultants.

The independent compensation consultant is retained each year to analyze and benchmark our executive officers’ compensation package, including base salary, variable pay and equity awards. Additionally, such consultant may be asked to review and benchmark the competitive structure of equity programs, benefits or severance provisions on an as needed basis. The independent compensation consultant serves at the discretion of the Compensation Committee. The Compensation Committee typically requests that representatives of the independent compensation consultant attend the Compensation Committee’s meetings, as appropriate.

Fiscal 2011 Peer Companies

The Compensation Committee, Mr. Abbasi, Mr. Fry and our human resources personnel meet annually to evaluate a group of software and technology companies with the independent compensation consultant and to select a sub-group of those companies for further peer analysis. In selecting a peer group, the Compensation Committee considers software and technology companies that, in its view, compete with us for talent and have financial or other organizational metrics generally similar to ours. Accordingly, our peer group includes a blend of mid-size companies and larger companies serving the data integration market or adjacent markets, as well as other comparably sized software companies. The specific criteria for selection into the peer group are set annually by Mr. Abbasi, Mr. Fry and the Compensation Committee, and include headquarters location, revenue and revenue growth rates, market capitalization and number of employees. The peer group is reviewed each year; companies are removed for failure to meet the selection criteria and new companies are added as necessary to ensure a significant sample size of companies. Our peer group for fiscal 2011 consisted of the following companies:

Fiscal 2011 Peer Group

Akamai Technologies, Inc.	NetSuite Inc.	Quest Software, Inc.

Ariba, Inc.	NeuStar, Inc.	Red Hat, Inc.

Concur Technologies, Inc.	Nuance Communications, Inc.	salesforce.com, inc.

Fair Isaac Corporation	Open Text Corporation	Tibco Software Inc.

JDA Software Group, Inc.	Parametric Technology Corporation	VeriSign, Inc.

MicroStrategy Incorporated	Progress Software Corporation

For fiscal 2011, Aspen Technology, Inc., Eclipsys Corporation, Epicor Software Corporation and Sybase, Inc. were removed from our fiscal 2010 peer group. Aspen Technology failed to meet the criteria for revenue and revenue growth, Epicor Software failed to meet the criteria for revenue growth and market capitalization, and Eclipsys and Sybase were acquired. In addition, Nuance Communications, Inc., Parametric Technology Corporation and VeriSign, Inc. were added for fiscal 2011.

Target Compensation

We look at three elements of compensation (base salary, target total cash, and long-term incentives) as compared to our peer group. For 2011, we targeted base salary at the 55th percentile, target total cash (salary plus cash incentive awards) at the 65th percentile and long-term incentives at the 65th percentile. We use above-median targets to assist with attracting and retaining key employees and offering competitive compensation. The Compensation Committee also believes that targeting higher total cash and long-term incentives (which includes equity-based incentive awards) furthers our pay-for-performance philosophy.

Base Salary

Annual base salaries for our executive officers are determined primarily on the basis of the executive officer’s level of responsibility, general salary practices of the peer group and the individual officer’s specific qualifications and experience. Base salaries are reviewed annually by the Compensation Committee and any variances between the salary levels of each executive officer and those of the companies included in the benchmarks are reviewed. The Compensation Committee also reviews recommendations made by Mr. Abbasi for each executive officer (other than himself). Salaries may be adjusted based on certain criteria including our recent financial performance, the executive officer’s individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties and any general changes in the compensation data from the peer companies. In determining any merit salary increase, the relative importance of each factor may vary from individual to individual.

In the fourth quarter of 2010 and the first quarter of 2011, the Compensation Committee reviewed the data provided by Radford, including the analysis of each named executive officer’s base salary against our selected peer group. The Compensation Committee evaluated proposed increases to base salaries for fiscal 2011 in order to generally position base salaries between the 50th to 60th percentiles, consistent with the 55th percentile target. The Compensation Committee also considered organizational changes and changes in each executive officer’s responsibilities. For fiscal 2011, the Compensation Committee approved increases to the base salaries of our named executive officers as follows:

Named Executive Officer	2010 Base Salary ($)	2011 Base Salary ($)	% Change
Sohaib Abbasi	625,000	675,000	8%
Earl Fry	375,000	405,000	8%
Paul Hoffman	370,000	380,000	3%
Girish Pancha	340,000	360,000	6%
Ivan Chong	290,000	315,000	9%
James Markarian (1)	315,000	315,000	—

(1)	In October 2010, Mr. Markarian was promoted to executive vice president and chief technology officer, and his base salary was increased at that time.

Short-Term Cash Incentive Awards

In addition to base salaries, we pay short-term cash incentive awards pursuant to our corporate bonus plan and individual variable compensation plans. As a result, a substantial portion of each named executive officer’s total cash compensation is tied to our performance, in order to focus each executive officer on the importance of achieving our top-line and bottom-line objectives. We refer to these cash incentive awards as a bonus.

Target Bonus. The target bonus for each named executive officer is determined using competitive market data provided by our independent compensation consultant, evaluated against a number of criteria including functional responsibilities and the scope of the executive officer’s position and on-going duties, and is expressed as a percentage of base salary. The Compensation Committee also reviews recommendations made by Mr. Abbasi for each executive officer (other than himself). No changes were made to the 2011 target bonus percentages for any named executive officer from fiscal 2010 levels, except for Mr. Fry. Mr. Fry’s target bonus percentage was increased from 70% to 75% in order to maintain Mr. Fry’s total cash compensation at the targeted 65th percentile.

For fiscal 2011, each named executive officer’s target bonus was:

Named Executive Officer	Target Bonus (as a % of Base Salary)	Target Bonus ($)
Sohaib Abbasi	100%	675,000
Earl Fry	75%	303,750
Paul Hoffman	90%	342,000
Girish Pancha	70%	252,000
Ivan Chong	70%	220,500
James Markarian	70%	220,500

Some of our employees receive a portion of their bonus pursuant to our corporate bonus plan and portion pursuant to an individual variable compensation plan based on their respective position. In fiscal 2010, Mr. Hoffman and Mr. Chong had individual variable compensation plans. However, for fiscal 2011, we believed that it was appropriate to tie all of our named executive officers’ bonus payments solely to the achievement of our key corporate performance objectives under the corporate bonus plan given the functional responsibilities, scope and on-going duties of their respective positions.

Corporate Bonus Plan. Our corporate bonus plan focuses on the achievement of key fiscal year business objectives around growth and profitability. All of our executive officers participate in this bonus plan, which directly rewards the executive officer for achievement against semi-annual performance goals. The performance goals are determined by the Compensation Committee in consultation with the Board of Directors, Mr. Abbasi and Mr. Fry. These performance goals are specifically tied to two key corporate performance objectives: license bookings and non-GAAP operating income. For purposes of the corporate bonus plan, GAAP operating income is adjusted for certain items. Non-GAAP operating income for fiscal 2011 excluded charges and benefits related to the amortization of acquired technology and intangible assets, facilities restructurings, acquisitions, and stock-based compensation expense. For fiscal 2011, 50% of each named executive officer’s target bonus was attributable to the performance goal related to license bookings and the remaining 50% to the performance goal related to non-GAAP operating income.

The target levels of the performance goals are measured on a semi-annual basis. Bonuses are paid out after the second calendar quarter for performance achieved in the first half of the year, and after the fourth calendar quarter for performance achieved in the second half of the year. The corporate bonus plan has a minimum payout threshold, with zero payout for achievement at 80% or less of the target level for that semi-annual period. In addition, it is possible to exceed the target level of achievement and receive a bonus payout in excess of the amount payable at the target level, up to a maximum of 200% of the target bonus amount. The Compensation Committee reviews, approves and has discretion to adjust the actual achievement levels and the bonus payments for all participants.

The target levels of the performance goals are derived from our internal operating plan for the fiscal year. Our annual operating plan sets forth our internal goals and objectives for the overall growth and development of Informatica, and therefore is intentionally challenging and designed to require significant effort and skill by the company to achieve. As a result, the likelihood of achieving the performance targets reflects the challenges inherent in achieving the goals and objectives in our internal operating plan. Achievement of the target level of the performance goals for fiscal 2011 would have required aggressive growth and significant improvement from the prior fiscal year – very high levels of both individual and corporate performance that we believed were possible but difficult to achieve. We also adjust the payout levels under the corporate bonus plan from year-to-year based on the likelihood of achievement of the performance goals. In addition, we evaluate and adjust payout levels based on an assessment of our peer group’s financial targets for the upcoming fiscal year.

In 2011, when we evaluated the target levels of the performance goals relative to the peer group, we believed that our license bookings target was aggressive in comparison, while our non-GAAP operating income target was consistent with the peer group’s targets for the year. As a result, we maintained the payout levels with respect to the license bookings performance goal and adjusted downward the payout levels with respect to the non-GAAP operating income performance goal as compared to 2010:

	2011 Payout Level of Target Bonus (1)
Achievement Level per Performance Goal	License Bookings	Non-GAAP Operating Income
80% or less	0%	0%
85%	40%	25%
95%	100%	75%
Target (100%)	120%	100%
Maximum (120%)	200%	200%

(1)	Payments are linear between payout levels.

The Compensation Committee considers the likelihood of achievement when approving the target levels and performance goals, including historical levels of achievement by our executive officers. Achievement of 120% of the performance goal target level would be required in order to achieve a maximum payout of 200% of the target bonus. Historically, this maximum level of achievement has never been attained. Achievement of a maximum bonus payout would require significant skill and effort on the part of an executive officer and very high levels of corporate performance that the Compensation Committee believes are possible but unlikely to be achieved.

2011 Bonuses. For 2011, the achievement (compared to our internal operating plan) and payout levels of the performance goals under the corporate bonus plan approved by the Compensation Committee were:

Performance Goal	First Half 2011 Achievement	First Half 2011 Payout	Second Half 2011 Achievement	Second Half 2011 Payout
Corporate Bonus Plan:
License Bookings	96%	104%	91%	85%
Non-GAAP Operating Income	101%	105%	97%	84%

These results combined for a total payout level of 105% for the first half of 2011 and 85% for the second half of 2011, representing a 95% payout level for the entire fiscal year.

For fiscal 2011, the actual bonuses approved by the Compensation Committee were:

Named Executive Officer	Total First Half Award ($)	Total Second Half Award ($)	Total Fiscal 2011 Award ($)	Total Fiscal 2011 Award (as a % of Base Salary)	Total Fiscal 2011 Award (as a % of Target Bonus)
Sohaib Abbasi	354,375	286,875	641,250	95%	95%
Earl Fry	159,469	129,094	288,563	71%	95%
Paul Hoffman	179,550	145,350	324,900	86%	95%
Girish Pancha	132,300	107,100	239,400	67%	95%
Ivan Chong	115,763	93,713	209,476	67%	95%
James Markarian	115,763	93,713	209,476	67%	95%

Equity Incentive Awards

Informatica’s equity incentive plans are a critical component of the compensation program that we believe fosters an entrepreneurial spirit and incentivizes our executive officers and key employees to focus on building stockholder value through meeting long-term financial and strategic goals. We grant stock options and restricted stock units (“RSUs”) to executive officers and other employees under our equity incentive plan. We also sponsor an employee stock purchase plan (“ESPP”). All full time employees (except employees in geographies where participation is restricted by local statute or regulations) are eligible to participate in our ESPP, which provides a fifteen percent (15%) discount on the purchase of shares twice a year. Executive officers may participate in this plan on the same terms as all other employees. Offering stock options, restricted stock units and the ESPP are critical elements in attracting and retaining high caliber employees, including executive level talent, in the competitive technology industry labor market.

Equity Grant Process. At the start of each fiscal year, the Compensation Committee reviews our hiring and growth plans for the year ahead and approves an equity budget presented by human resources management. The Compensation Committee also approves equity guidelines for hiring and retention purposes for management to work within during the fiscal year ahead. Equity grant ranges are set for each job function, level and position within Informatica for both new hire grants and annual refresh grants, and are reviewed and approved by the Compensation Committee at the start of each fiscal year. Ranges are set to balance the need to use equity grants to provide significant attraction and retention value against the need to limit dilution of shareholder interests by working within our target dilution rate. We develop our target dilution rate each year by taking into account ISS guidelines for our industry, peer group data, the impact on our financial metrics and our hiring and growth plans. These equity ranges provide reference guidelines for Mr. Abbasi, our human resources personnel, the Compensation Committee and the Board of Directors when hiring new executive officers and key management. Additionally, the Compensation Committee uses data provided by an independent compensation consultant to ensure that new hire and any refresh grants for executive officers are within the target positioning levels in our peer group.

Our standard equity granting practice includes authorizing grants at the regularly scheduled Compensation Committee meetings held during the first month of each quarter, although the policy allows for some flexibility regarding corrections and off-cycle grants within pre-approved guidelines. The effective grant date and strike price, if applicable, is set as of the first business day of the second month of the quarter if such date is in an open window, or if not, the next date that is in an open window. The vesting commencement date is the effective start date for new hire grants, the effective promotion date for promotional grants, and the actual grant date for the annual refresh grants and restricted stock units.

Our equity incentive plan authorizes the Compensation Committee to grant stock options and/or RSUs to our executive officers and as such, the Compensation Committee approves grants to new executive officers as well as approving refresh and promotional grants to existing executive officers. The principal factors considered in granting new employee equity grants to our executive officers are: (i) level of responsibility of the executive officer’s position, (ii) total compensation profile, including the amount of unvested equity that the particular executive officer holds and associated retention value, and (iii) the executive officer’s ability to influence our long-term growth and profitability. Additional factors considered when reviewing annual refresh grants include: (i) performance, (ii) the existing levels of stock ownership and options among the executive officers relative to each other and to our employees as a whole, (iii) our target dilution rate and (iv) peer group practices. The Compensation Committee also reviews recommendations made by Mr. Abbasi for each executive officer (other than himself).

2011 Equity Awards. In the fourth quarter of 2010 and the first quarter of 2011, Radford provided the Compensation Committee with recommendations for equity awards for each executive officer based on consideration of the factors detailed above, and in particular to deliver market competitive equity value. The Compensation Committee also reviewed and discussed with Mr. Abbasi his recommendations for equity awards for the executive officers (other than himself). In addition, the Compensation Committee evaluated whether to continue the performance component and award a mix of options and RSUs in 2011. The Compensation Committee decided to retain a mix of options and RSUs for the named executive officers’ 2011 awards, weighted more heavily towards options. Further, the Compensation Committee considered the retention value of the named executive officers’ unvested equity awards. As a result, in 2011, each named executive officer received the following equity awards:

Named Executive Officer	Grant Date	Restricted Stock Units (#) (1)	Options (#) (2)
Sohaib Abbasi	02/01/11	16,667	225,000
Earl Fry	02/01/11	7,222	97,500
Paul Hoffman	02/01/11	6,667	90,000
Girish Pancha	02/01/11	6,111	82,500
Ivan Chong	02/01/11	5,000	67,500
James Markarian	02/01/11	5,000	67,500

(1)	RSUs vest over a four-year period, at a rate of 25% on the each anniversary of the grant date.

(2)	Options vest over a four-year period, at a rate of 1/48th per month.

Benefits

We have adopted certain general employee benefits plans in which executive officers also participate under the same terms as other employees. The benefits plans vary by geography to account for statutory requirements and local market practices. The primary benefit plans that are available to all U.S. employees who work at least twenty-four hours per week include:

•	flexible time off for vacation, care of a family member, or for a personal or family illness;

•	medical, dental and vision coverage;

•	disability insurance with the same relative coverage and payout levels regardless of seniority;

•	basic life and accidental death & dismemberment insurance with the same relative coverage and payout levels regardless of seniority;

•	401(k) savings plan with a matching contribution by us of up to $3,000; and

•	the ESPP.

We do not currently offer any non-qualified deferred compensation plans or supplemental retirement plans to our executive officers. Also, we do not provide any pension arrangements or other similar benefits to our executives or employees, other than the 401(k) plan referenced above. In addition, we do not have a general program of perquisites that are available to our executive officers.

Severance Arrangements

We have entered into agreements with our named executive officers regarding severance arrangements. Such agreements are standard in our industry and are necessary in order to attract and retain the best talent for these executive officer positions. See “Potential Payments on Termination or Change of Control” below for a summary of the material terms and conditions of these severance arrangements.

Stock Ownership Guidelines

To further align the interests of the executive officers and members of the Board of Directors with those of our stockholders, in February 2008, the Corporate Governance and Nominating Committee adopted stock ownership guidelines for our executive officers and directors. Pursuant to these guidelines, each executive officer (except the chief executive officer) and director is expected to hold at least 5,000 shares of our common stock for so long as he is an executive officer or director. Our chief executive officer is expected to hold at least 10,000 shares of our common stock for so long as he retains that position. Executive officers, including the chief executive officer, and directors were expected to meet the standards set forth in the guidelines within three years from the date such guidelines were adopted by the Corporate Governance and Nominating Committee or within three years after the date of their election or reelection to the Board of Directors or appointment as an executive officer.

In March 2011, the Corporate Governance and Nominating Committee amended the stock ownership guidelines. Directors and executive officers are now expected to meet a minimum ownership level equal to:

•	chief executive officer – 5x annual base salary;

•	other executive officers – 3x annual base salary; and

•	directors – 5x annual retainer.

Executive officers, including the chief executive officer, and directors will be expected to meet these ownership levels within three years from the date of their appointment as an executive officer or election to the Board of Directors. However, our current executive officers and directors will be expected to meet 1/3rd of these ownership levels by December 31, 2011, 2/3rds by March 15, 2012 and 100% by March 15, 2013. Minimum ownership levels are calculated annually based on the executive officer’s base salary or director’s annual retainer in effect as of the end of the fiscal year and the closing price of our common stock on the last business day of the fiscal year. Shares counted towards the minimum ownership levels include all shares beneficially owned by the executive officer or director, including shares beneficially owned by the executive officer’s or director’s immediate family, but exclude unvested restricted stock, shares underlying unvested restricted stock units and shares underlying unexercised option grants.

Accounting and Tax Considerations

We generally consider tax and accounting implications in designing our compensation programs, and aim to keep the compensation expense associated with such programs within reasonable levels. For example, in selecting equity based compensation elements, the Compensation Committee reviews the projected expense amounts and expense timing associated with equity awards. In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a deduction by us for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance-based compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.

Stockholder Advisory Vote on Executive Compensation

In establishing 2012 compensation, the Compensation Committee considered the results of the most recent stockholders’ advisory vote on executive compensation (the “say-on-pay proposal”) at our 2011 annual meeting of stockholders. Approximately 96% of the votes cast on the say-on-pay proposal in 2011 were voted in favor of the proposal. The Compensation Committee believes these results affirm our stockholders’ support for our executive compensation decisions and policies, and as such, the Compensation Committee did not materially change its approach to 2012 compensation in response to the say-on-pay proposal. The Compensation Committee will continue to consider the results of future say-on-pay proposals when making executive compensation decisions and policies.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Informatica’s management. Based on such review and discussion, the Compensation Committee recommended to Informatica’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Godfrey R. Sullivan Gerald Held David W. Pidwell

2011 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Sohaib Abbasi	2011	675,000	777,182	3,059,798	641,250	—	5,153,230
Chairman and	2010	625,000	812,659	2,168,580	918,750	—	4,524,989
Chief Executive Officer	2009	585,000	1,550,400	—	643,500	—	2,778,900

Earl Fry	2011	405,000	336,762	1,325,912	288,563	3,000	2,359,237
Chief Financial Officer,	2010	375,000	406,341	1,084,290	385,875	2,500	2,254,006
Chief Administration	2009	350,000	516,800	—	269,500	2,500	1,138,800
Officer, Executive Vice
President, Global
Customer Support and
Secretary

Paul Hoffman	2011	380,000	310,882	1,223,919	324,900	6,544	2,246,245
Executive Vice President	2010	370,000	406,341	1,084,290	417,631	6,287	2,284,549
and President, Worldwide	2009	350,000	452,200	—	288,603	6,887	1,097,690
Field Operations

Girish Pancha	2011	360,000	284,956	1,121,926	239,400	3,000	2,009,282
Chief Product Officer	2010	340,000	253,966	677,681	349,860	2,500	1,624,008
and Executive Vice President	2009	330,000	452,200	—	222,131	2,500	1,006,831

Ivan Chong (3)	2011	315,000	233,150	917,939	209,476	3,000	1,678,565
Executive Vice President,	2010	290,000	203,159	542,145	269,977	2,500	1,307,781
Data Quality
Product Division

James Markarian (4)	2011	315,000	233,150	917,939	209,476	3,000	1,678,565
Chief Technology Officer and Executive Vice President, Platform

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officer.

(2)	Reflects 401(k) matching contributions by Informatica of $3,000, and for Mr. Hoffman, tax reimbursement for expenses associated with his and his spouse’s attendance at our annual sales achievement event of $4,387 for fiscal 2009, $3,787 for fiscal 2010 and $3,544 for fiscal 2011.

(3)	Mr. Chong became an executive officer in 2010.

(4)	Mr. Markarian became an executive officer in 2010.

2011 Grants of Plan-Based Awards Table

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2011 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold	Target	Maximum
Sohaib Abbasi	—	—	675,000	1,350,000	—	—	—	—
	02/01/11	—	—	—	16,667	—	—	777,182
	02/01/11	—	—	—	—	225,000	46.63	3,059,798

Earl Fry	—	—	303,750	607,500	—	—	—	—
	02/01/11	—	—	—	7,222	—	—	336,762
	02/01/11	—	—	—	—	97,500	46.63	1,325,912

Paul Hoffman	—	—	342,000	684,000	—	—	—	—
	02/01/11	—	—	—	6,667	—	—	310,882
	02/01/11	—	—	—	—	90,000	46.63	1,223,919

Girish Pancha	—	—	252,000	504,000	—	—	—	—
	02/01/11	—	—	—	6,111	—	—	284,956
	02/01/11	—	—	—	—	82,500	46.63	1,121,926

Ivan Chong	—	—	220,500	441,000	—	—	—	—
	02/01/11	—	—	—	5,000	—	—	233,150
	02/01/11	—	—	—	—	67,500	46.63	917,939

James Markarian	—	—	220,500	441,000	—	—	—	—
	02/01/11	—	—	—	5,000	—	—	233,150
	02/01/11	—	—	—	—	67,500	46.63	917,939

(1)	Reflects target and maximum cash incentive award amounts for fiscal 2011 performance under our corporate bonus plan, as described in “Compensation Discussion and Analysis — Short-Term Cash Incentive Awards.” There is no threshold payout amount, as the minimum amount payable under the plan is $0. The actual cash incentive award amounts paid for fiscal 2011 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2011 Summary Compensation Table.”

(2)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officer.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2011.

Name	Grant Date (1)	Option Awards				Stock Awards (2)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
		Exercisable	Unexercisable
Sohaib Abbasi	07/19/04(3)	2,300,000	—	5.69	07/19/14	—	—
	02/01/07	320,000	—	12.64	02/01/14	—	—
	02/01/08	383,333	16,667	18.54	02/01/15	—	—
	02/01/10	137,500	162,500	24.38	02/01/17	—	—
	02/01/11	46,875	178,125	46.63	02/01/18	—	—
	02/02/09	—	—	—	—	60,000	2,215,800
	02/01/10	—	—	—	—	24,999	923,213
	02/01/11	—	—	—	—	16,667	615,512

Earl Fry	04/11/06	150,000	—	15.26	04/11/13	—	—
	02/01/07	110,000	—	12.64	02/01/14	—	—
	02/01/08	119,791	5,209	18.54	02/01/15	—	—
	02/01/10	68,750	81,250	24.38	02/01/17	—	—
	02/01/11	20,312	77,188	46.63	02/01/18	—	—
	02/02/09	—	—	—	—	20,000	738,600
	02/01/10	—	—	—	—	12,500	461,625
	02/01/11	—	—	—	—	7,222	266,708

Paul Hoffman	02/01/08	95,833	4,167	18.54	02/01/15	—	—
	02/01/10	68,750	81,250	24.38	02/01/17	—	—
	02/01/11	18,750	71,250	46.63	02/01/18	—	—
	02/02/09	—	—	—	—	17,500	646,275
	02/01/10	—	—	—	—	12,500	461,625
	02/01/11	—	—	—	—	6,667	246,212

Girish Pancha	02/01/07	50,000	—	12.64	02/01/14	—	—
	02/01/08	105,416	4,584	18.54	02/01/15	—	—
	02/01/10	42,968	50,782	24.38	02/01/17	—	—
	02/01/11	17,187	65,313	46.63	02/01/18	—	—
	02/02/09	—	—	—	—	17,500	646,275
	02/01/10	—	—	—	—	7,812	288,497
	02/01/11	—	—	—	—	6,111	225,679

Ivan Chong	03/18/05	34,500	—	7.76	03/18/12	—	—
	04/11/06	15,000	—	15.26	04/11/13	—	—
	05/01/07	40,000	—	14.95	05/01/14	—	—
	02/01/08	47,916	2,084	18.54	02/01/15	—	—
	02/01/10	34,375	40,625	24.38	02/01/17	—	—
	02/01/11	14,062	53,438	46.63	02/01/18	—	—
	02/02/09	—	—	—	—	10,000	369,300
	02/01/10	—	—	—	—	6,249	230,776
	02/01/11	—	—	—	—	5,000	184,650

James Markarian	02/01/07	50,000	—	12.64	02/01/14	—	—
	02/01/08	38,333	1,667	18.54	02/01/15	—	—
	11/30/09	29,296	26,954	22.45	11/30/16	—	—
	11/01/10	5,468	13,282	40.45	11/01/17	—	—
	02/01/11	14,062	53,438	46.63	02/01/18	—	—
	02/02/09	—	—	—	—	7,500	276,975
	05/01/09	—	—	—	—	2,500	92,325
	11/30/09	—	—	—	—	3,124	115,369
	11/01/10	—	—	—	—	1,562	57,685
	02/01/11	—	—	—	—	5,000	184,650

(1)	Unless otherwise indicated, all option awards granted to named executive officers vest over a four-year period at a rate of 1/48th per month. Restricted stock unit awards granted to named executive officers vest over a four-year period, at a rate of 25% on the each anniversary of the vesting commencement date. The vesting commencement date for restricted stock unit awards was the grant date.

(2)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $36.93, the closing price on the NASDAQ Global Select Market of our common stock on December 30, 2011, the last business day of fiscal 2011, by (ii) the number of shares or units of stock.

(3)	This option vested over a four year period, at a rate of 25% on July 19, 2005 and then at a rate of 1/48th per month thereafter.

2011 Option Exercises and Stock Vested Table

The following table presents information concerning the exercise of options and the vesting of stock awards during fiscal 2011 for each of the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Sohaib Abbasi	500,000	20,396,888	38,334	1,787,514

Earl Fry	109,403	4,122,499	14,167	660,607

Paul Hoffman	200,000	8,160,360	12,917	602,320

Girish Pancha	50,000	1,969,380	11,355	529,484

Ivan Chong	13,624	571,152	7,084	330,327

James Markarian	128,000	4,767,262	7,084	335,312

(1)	Reflects the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.

(2)	Reflects the market price of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

We have entered into agreements with our named executive officers regarding payments upon termination (with respect to our chief executive officer) or upon a change in control (with respect to all of our named executive officers). Such agreements are standard within our industry and are necessary in order to attract the best talent for these positions.

Employment Agreement with Sohaib Abbasi

We have entered into an employment agreement, as amended, with Mr. Abbasi. Mr. Abbasi’s employment agreement provides that, if we terminate Mr. Abbasi’s employment without cause or he resigns for good reason, he will receive severance benefits including:

•	continued payment of his base salary for twelve months;

•	a lump-sum payment, paid at the time fiscal year bonuses are paid to other executive officers, equal to 100% of his then-current target bonus;

•	reimbursement for benefits premiums for a maximum of twelve months (to cease once eligible for similar benefits from another employer); and

•	twelve months accelerated vesting for unvested equity awards.

If Mr. Abbasi is terminated without cause or he resigns for good reason, and such termination occurs within the time period beginning on the date three months preceding a change of control and ending on the date twelve months following a change of control, he will receive severance benefits including:

•	continued payment of his base salary for eighteen months;

•	a lump-sum payment, paid at the time fiscal year bonuses are paid to other executive officers, equal to 150% of his then-current target bonus;

•	reimbursement for benefits premiums for a maximum of eighteen months (to cease once eligible for similar benefits from another employer); and

•	immediate vesting with respect to all unvested equity awards.

The severance payments, continued benefits, and accelerated vesting will be subject to Mr. Abbasi entering into and not subsequently revoking: (1) a separation agreement and release of claims in a form satisfactory to us and him; (2) a non-compete and non-solicitation agreement that would be in effect during the 18-month period in which he receives continuing salary from us; and (3) a non-disparagement agreement.

Executive Severance Agreements

In addition, we have entered into executive severance agreements, as amended and restated, with Mr. Fry, Mr. Hoffman, Mr. Pancha, Mr. Chong and Mr. Markarian. These executive severance agreements provide that, if we terminate such officer’s employment without cause or he resigns for good reason, and such termination occurs within the time period beginning on the date three months preceding a change of control and ending on the date twelve months following a change of control, he will receive severance benefits including:

•	continued payment of his base salary for a period of twelve months;

•	a lump-sum payment equal to 100% of his annual on-target bonus, commissions or variable earnings, assuming performance at 100% of target for bonus determination;

•	reimbursement for benefits premiums for a maximum of twelve months (to cease once eligible for similar benefits from another employer); and

•	immediate vesting with respect to all unvested equity awards.

The severance payments, continued benefits, and accelerated vesting will be subject to the executive officer entering into and not subsequently revoking: (1) a separation agreement and release of claims in a form satisfactory to us and the executive officer; (2) a non-compete and non-solicitation agreement that would be in effect during the 12 month period in which the executive officer receives continuing salary from us; and (3) a non-disparagement agreement.

Definitions of Cause and Good Reason

For purposes of Mr. Abbasi’s employment agreement and the executive severance agreements, “cause” is generally defined as (i) an executive officer’s act of dishonesty or fraud in connection with the performance of his responsibilities to us with the intention that such act results in an executive officer’s substantial personal enrichment, (ii) an executive officer’s conviction of, or plea of nolo contendere to, a felony, (iii) an executive officer’s willful failure to perform his duties or responsibilities, or (iv) an executive officer’s violation or breach of an executive officer’s employee proprietary information and inventions agreement; provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive officer describing the nature of such event and the executive officer will thereafter have 30 days to cure such event.

In addition, “good reason” is generally defined as the occurrence of any of the following without an executive officer’s express written consent: (i) a reduction (or series of reductions) of the executive’s base salary or target bonus that singly or in the aggregate constitute a material reduction, other than a one-time reduction of up to 10% that also is applied to substantially all of our other senior executives, (ii) a reduction in an executive officer’s base salary other than a one-time reduction of not more than 10% that also is applied to substantially all of our other executive officers, (iii) a material reduction in the aggregate level of benefits made available to the executive officer other than a reduction that also is applied to substantially all of our other executive officers, or (iv) relocation of an executive officer’s primary place of business for the performance of his duties to us to a location that is more than 35 miles from its prior location.

Estimated Payments Upon Termination or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2011 (December 30, 2011), and the price per share of our common stock is the closing price on the NASDAQ Global Select Market as of that date ($36.93). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:

		Termination Without Cause		Resignation for Good Reason

Name	Type of Benefit	Not Related to Change in Control ($)	Within 3 Months Before or 12 Month After a Change in Control ($)	Not Related to Change in Control ($)	Within 3 Months Before or 12 Month After a Change in Control ($)
Sohaib Abbasi	Salary	675,000	1,012,500	675,000	1,012,500
	Value of Accelerated Options (1)	1,247,756	2,345,881	1,247,756	2,345,881
	Value of Accelerated RSUs (1)	1,569,525	3,754,525	1,569,525	3,754,525
	Bonus	675,000	1,012,500	675,000	1,012,500
	Reimbursement of Health Insurance Premiums (2)	23,846	35,769	23,846	35,769

	Total Termination Benefits	4,191,127	8,161,175	4,191,127	8,161,175

Earl Fry	Salary	—	405,000	—	405,000
	Value of Accelerated Options (1)	—	1,115,481	—	1,115,481
	Value of Accelerated RSUs (1)	—	1,466,933	—	1,466,933
	Bonus	—	303,750	—	303,750
	Reimbursement of Health Insurance Premiums (2)	—	23,846	—	23,846

	Total Termination Benefits	—	3,315,010	—	3,315,010

Paul Hoffman	Salary	—	380,000	—	380,000
	Value of Accelerated Options (1)	—	1,096,319	—	1,096,319
	Value of Accelerated RSUs (1)	—	1,354,112	—	1,354,112
	Bonus	—	342,000	—	342,000
	Reimbursement of Health Insurance Premiums (2)	—	17,135	—	17,135

	Total Termination Benefits	—	3,189,566	—	3,189,566

Girish Pancha	Salary	—	360,000	—	360,000
	Value of Accelerated Options (1)	—	721,614		721,614
	Value of Accelerated RSUs (1)	—	1,160,451		1,160,451
	Bonus	—	252,000	—	252,000
	Reimbursement of Health Insurance Premiums (2)	—	23,846	—	23,846

	Total Termination Benefits	—	2,517,911	—	2,517,911

Ivan Chong	Salary	—	315,000	—	315,000
	Value of Accelerated Options (1)	—	548,169	—	548,169
	Value of Accelerated RSUs (1)	—	784,726	—	784,726
	Bonus	—	220,500	—	220,500
	Reimbursement of Health Insurance Premiums (2)	—	22,729	—	22,729

	Total Termination Benefits	—	1,891,124	—	1,891,124

James Markarian	Salary	—	315,000	—	315,000
	Value of Accelerated Options (1)	—	420,950	—	420,950
	Value of Accelerated RSUs (1)	—	727,004	—	727,004
	Bonus	—	220,500	—	220,500
	Reimbursement of Health Insurance Premiums (2)	—	23,846	—	23,846

	Total Termination Benefits	—	1,707,300	—	1,707,300

(1)	Reflects the aggregate market value of unvested option grants and restricted stock unit awards. For unvested option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested options at December 31, 2011 that would become vested by (ii) the difference between $36.93 and the exercise price of such option. Options granted in 2011 (and for Mr. Markarian in November 2010) had an exercise price in excess of $36.93 and therefore are not included in the calculation. For restricted stock unit awards, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2011 that would become vested by (ii) $36.93.

(2)	Reflects the annual cost of COBRA coverage to maintain the benefits currently provided.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 with respect to the shares of Informatica’s common stock that may be issued under Informatica’s existing equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders (1)	11,840,004	(2)	$19.37	(3)	12,115,307	(4)
Equity compensation plans not approved by stockholders	—		—		—

Total	11,840,004	(5)			12,115,307

(1)	Includes 60,732 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $7.70 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.

(2)	Includes 1,610,581 shares that may be issued under restricted stock unit awards as of December 31, 2011.

(3)	Excludes 1,610,581 shares that may be issued under restricted stock unit awards as of December 31, 2011.

(4)	Includes 7,352,777 shares available for issuance under the Employee Stock Purchase Plan.

(5)	As of February 29, 2012, there were 11,190,615 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans, at a weighted average exercise price of $23.06 and with a weighted average remaining life of 3.91 years. As of such date, there were a total of 1,844,129 shares subject to outstanding restricted stock unit awards that remain subject to vesting and 2,072,721 shares remained available for grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Informatica’s Compensation Committee is currently composed of Messrs. Sullivan, Held and Pidwell. No interlocking relationship exists between any member of Informatica’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Informatica.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Informatica’s common stock as of February 29, 2012 for the following: (1) each person or entity who is known by Informatica to own beneficially more than 5% of the outstanding shares of Informatica’s common stock; (2) each of Informatica’s directors; (3) each of the executive officers named in the 2011 Summary Compensation Table; and (4) all directors and current executive officers of Informatica as a group.

Name	Common Stock Beneficially Owned (1)	Percentage Beneficially Owned(1)(2)

5% Stockholders:
T. Rowe Price Associates, Inc. (3)	11,948,830	11.1%
FMR LLC (4)	11,919,438	11.0%
BlackRock, Inc. (5)	7,350,650	6.8%
Columbia Wanger Asset Management, L.P. (6)	6,849,050	6.3%
Franklin Resources, Inc. (7)	5,455,761	5.1%

Directors:
Mark A. Bertelsen (8)	61,977	*
Mark Garrett (9)	56,667	*
Gerald Held (10)	76,667	*
David W. Pidwell (11)	48,120	*
Charles J. Robel (12)	49,920	*
A. Brooke Seawell (13)	30,000	*
Geoffrey W. Squire (14)	141,667	*
Godfrey R. Sullivan (15)	57,500	*

Named Executive Officers:
Sohaib Abbasi (16)	3,473,900	3.1%
Earl E. Fry (17)	723,952	*
Paul Hoffman (18)	233,610	*
Girish Pancha (19)	204,454	*
Ivan Chong (20)	225,017	*
James Markarian (21)	177,872	*
All directors and current executive officers as a group (14 persons) (22)	5,561,323	4.9%

*	Less than one percent.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of February 29, 2012 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	The total number of shares of common stock outstanding as of February 29, 2012 was 107,874,528.

(3)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 10, 2012.

(4)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2012.

(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 13, 2012.

(6)	The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 13, 2012.

(7)	The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2012.

(8)	Includes 40,000 shares subject to options that vest within 60 days of February 29, 2012.

(9)	Includes 55,000 shares subject to options that vest within 60 days of February 29, 2012.

(10)	Includes 75,000 shares subject to options that vest within 60 days of February 29, 2012.

(11)	Includes 35,000 shares subject to options that vest within 60 days of February 29, 2012.

(12)	Includes 40,000 shares subject to options that vest within 60 days of February 29, 2012.

(13)	Includes 15,000 shares subject to options that vest within 60 days of February 29, 2012.

(14)	Includes 40,000 shares subject to options that vest within 60 days of February 29, 2012.

(15)	Includes 40,000 shares subject to options that vest within 60 days of February 29, 2012.

(16)	Includes 3,191,358 shares subject to options that vest within 60 days of February 29, 2012.

(17)	Includes 498,103 shares subject to options that vest within 60 days of February 29, 2012.

(18)	Includes 210,916 shares subject to options that vest within 60 days of February 29, 2012.

(19)	Includes 188,259 shares subject to options that vest within 60 days of February 29, 2012.

(20)	Includes 197,145 shares subject to options that vest within 60 days of February 29, 2012.

(21)	Includes 151,363 shares subject to options that vest within 60 days of February 29, 2012.

(22)	Includes 4,777,144 shares subject to options that vest within 60 days of February 29, 2012.

TRANSACTIONS WITH MANAGEMENT

Policies and Procedures for the Review and Approval of Related Person Transactions

Pursuant to the charter of Informatica’s Audit Committee, the Audit Committee reviews and approves in advance any proposed related person transactions. In addition, in accordance with Informatica’s Code of Business Conduct, directors, officers and employees should generally avoid conducting Informatica business in which a family member is associated in any significant role, or with other related parties. Related person transactions will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K promulgated by the SEC. The individuals and entities that are considered “related persons” include:

•	directors, nominees for director and executive officers of Informatica;

•	any person known to be the beneficial owner of five percent or more of Informatica’s common stock (a “5% Stockholder”); and

•	any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

Related Person Transactions

There were no reportable related person transactions since the beginning of fiscal 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires Informatica’s executive officers and directors, and certain persons who own more than 10% of a registered class of Informatica’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish Informatica with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such reports furnished to Informatica and written representations that no other reports were required to be filed during 2010, we believe that our executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them, except that Mr. Robel filed a late Form 5 reporting one transaction in February 2011 with respect to a gift of shares.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Redwood City, California

April 17, 2012

APPENDIX A

INFORMATICA CORPORATION

2009 EQUITY INCENTIVE PLAN

(Effective April 28, 2009)

(As amended effective May 31, 2012)

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date.    The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares. This amended Plan is effective as of May 31, 2012 upon approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2012 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan.    The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, or Performance Shares.

2.4 “Award Agreement” means the written agreement setting forth the terms and conditions applicable to each Award granted under the Plan.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Change of Control” means the occurrence of any of the following events: (a) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company shall not be considered a Change of Control; (b) a change in the effective control of the Company which occurs on the date that a majority of the members of the Board are replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (b), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person shall not be considered a Change of Control; or (c) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.9 “Company” means Informatica Corporation, a Delaware corporation, or any successor thereto.

2.10 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.11 “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

2.12 “Director” means any individual who is a member of the Board of Directors of the Company.

2.13 “Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.14 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.15 “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for Awards with a lower Exercise Price. Notwithstanding the preceding, the term Exchange Program does not include any (a) action described in Section 4.4, nor (b) transfer or other disposition permitted under Section 12.7.

2.16 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.17 “Fair Market Value” means the closing per share selling price for Shares on Nasdaq on the relevant date, or if there were no sales on such date, the average of the closing sales prices on the immediately following and preceding trading dates, in either case as reported by The Wall Street Journal or such other source selected in the discretion of the Committee (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.18 “Fiscal Quarter” means a fiscal quarter of the Company.

2.19 “Fiscal Year” means the fiscal year of the Company.

2.20 “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.21 “Incentive Stock Option” means an Option to purchase Shares that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.22 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.23 “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.24 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.25 “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.26 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Profit, (b) Revenue, and (c) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a business unit of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

2.27 “Performance Period” means any Fiscal Quarter or such longer period as determined by the Committee in its sole discretion.

2.28 “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.29 “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.30 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

2.31 “Plan” means the Informatica Corporation 2009 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.32 “Profit” means as to any Performance Period, the Company’s income, determined in accordance with generally accepted accounting principles.

2.33 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.34 “Restricted Stock Unit” or “RSU” means an Award granted to a Participant pursuant to Section 10.

2.35 “Revenue” means as to any Performance Period, the Company’s net revenues generated from third parties, determined in accordance with generally accepted accounting principles.

2.36 “RSU Vesting Commencement Date” means the first day of the second month of the quarter in which the RSU was granted to a Participant pursuant to the Plan.

2.37 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.38 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.39 “Shares” means the shares of common stock of the Company.

2.40 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.41 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.42 “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s FICA obligation) that are required to be withheld by the Company or the employing Affiliate, (b) the Participant’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of Shares, and (c) any other Company (or employing Affiliate) taxes the responsibility for which the Participant has agreed to bear with respect to such Award (or exercise thereof or issuance of Shares thereunder).

2.43 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, retirement or non-reelection to the Board.

2.44 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

SECTION 3

ADMINISTRATION

3.1 The Committee.  The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are (a) “outside directors” under Section 162(m), and (b) “non-employee directors” under Rule 16b-3.

3.2 Authority of the Committee.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (f) subject to the provisions of Section 4.5.5. of the Plan, accelerate the exercisability of any outstanding Awards, and (g) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company.

3.3 Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company. Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority and powers with respect to such Awards if such delegation would cause the Awards to fail to so qualify.

3.4 Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares.  Subject to adjustment as provided in Section 4.4, the total number of Shares available issuance under the Plan shall not exceed sixteen million five hundred thousand (16,500,000). Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Full Value Awards.  Any Shares subject to all Awards except Options and SARs shall be counted against the numerical limits of Section 4.1 as two and thirty seven hundredths (2.37) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any Awards of Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 4.3, two and thirty seven hundredths (2.37) times the number of Shares so forfeited or repurchased shall return to the Plan and shall again become available for issuance.

4.3 Lapsed Awards.  If an Award is settled in cash, or is cancelled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award. With respect to Stock Appreciation Rights, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a Stock Appreciation Right as well as the Shares that represent payment of the exercise price and tax related to the Award) shall cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and,

subject to adjustment provided in Section 4.4, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 4.3. The following shares shall not be available for future grant: (i) shares tendered in payment of the exercise price of an option; and (ii) shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations.

4.4 Adjustments in Awards and Authorized Shares.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the Plan, the number, class, and price of Shares (or other property or cash) subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1, 9.1, 10.1 and 11.1. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

4.5 Change of Control.

4.5.1 In the event of a Change of Control, each outstanding Award shall be treated as the Committee determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Committee shall not be required to treat all Awards similarly in the transaction.

4.5.2 In the event that the successor corporation does not assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise all of his or her outstanding Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units shall lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria shall be deemed achieved at 100% on-target levels and all other terms and conditions met. In addition, if an Option or SAR is not assumed or substituted in the event of a Change of Control, the Committee shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable for a period of time determined by the Committee in its sole discretion, and the Option or SAR shall terminate upon the expiration of such period.

4.5.3 For the purposes of this Section 4.5, an Award shall be considered assumed if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of the Shares held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of a Restricted Stock Unit, Restricted Stock, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change of Control.

4.5.4 Notwithstanding anything in this Section 4.5 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure shall not be deemed to invalidate an otherwise valid Award assumption.

4.5.5 Further, and notwithstanding anything in this Section 4.5 to the contrary, the provisions of this Section 4.5 only shall apply upon the consummation of a Change of Control, and shall not apply to a proposed or potential Change of Control.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options (and/or SARs) covering more than a total of one million (1,000,000) Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted Options (and/or SARs) to purchase up to a total of an additional two million (2,000,000) Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price.  Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options.  The Exercise Price of each Nonqualified Stock option shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options.  In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options.  Notwithstanding the provisions of Section 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Nonemployee Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates.  Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement; or

(b) The expiration of seven (7) years from the Grant Date.

5.4.2 Death or Disability of Participant.  Subject to Section 5.4.1, if a Participant dies or becomes disabled prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to one (1) year after the date of death.

5.4.3 Committee Discretion.  Subject to the seven (7) limit of Sections 5.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5 Exercisability of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. Subject to the provisions of Section 4.5.5 of the Plan, after an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment.  Options shall be exercised by the Participant giving notice and following such procedures as the Company (or its designee) may specify from time to time. Exercise of an Option also requires that the Participant make arrangements satisfactory to the Company for full payment of the Exercise Price for the Shares. All exercise notices shall be given in the form and manner specified by the Company from time to time. The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notification of exercise satisfactory to the Company and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability.  The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service.  No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No

Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option).

5.8.3 Employees Only.  Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4 Expiration.  No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date as required by Section 422 of the Code; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs.  Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.1.1 Number of Shares.  The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs (and/or Options) covering more than a total of one million (1,000,000) Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted SARs (and/or Options) covering up to a total of an additional two million (2,000,000) Shares.

6.1.2 Exercise Price and Other Terms.  The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The Exercise Price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.2 SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Expiration of SARs.  An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The Fair Market Value of a Share on the date of exercise (or, if so specified in the Award Agreement, on the date immediately preceding the date of exercise) minus the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equal value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of three hundred thirty three thousand three hundred thirty three (333,333) Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional six hundred sixty six thousand six hundred sixty seven (666,667) Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units).

7.2 Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions.  The Committee may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates.  The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. Subject to the provisions of Section 4.5.5. of the Plan, the Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company

7.6 Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

7.8 Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS

8.1 Grant of Performance Units.  Performance Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units granted to each Participant provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than three million dollars ($3,000,000). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted additional Performance Shares having an initial value of up to three million dollars ($3,000,000).

8.2 Value of Performance Units.  Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date.

8.3 Performance Objectives and Other Terms.  The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Units that will be paid out to the Participants. Each Award of Performance Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives or Vesting Criteria.  The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

8.3.2 Section 162(m) Performance Objectives.  For purposes of qualifying grants of Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. Subject to the provisions of Section 4.5.5 of the Plan, after the grant of a Performance Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit.

8.5 Form and Timing of Payment of Performance Units.  Payment of earned Performance Units shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

PERFORMANCE SHARES

9.1 Grant of Performance Shares.  Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Shares granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of three hundred thirty three thousand three hundred thirty three (333,333) Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional six hundred sixty six thousand six hundred sixty seven (666,667) Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units).

9.2 Value of Performance Shares.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Performance Share Agreement.  Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Performance Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms.  The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Shares that will be paid out to the Participants. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4.1 General Performance Objectives or Vesting Criteria.  The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

9.4.2 Section 162(m) Performance Objectives.  For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Shares to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Shares that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.5 Earning of Performance Shares.  After the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. Subject to the provisions of Section 4.5.5. of the Plan, after the grant of a Performance Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Share.

9.6 Form and Timing of Payment of Performance Shares.  Payment of vested Performance Shares shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 12.1). The Committee, in its sole discretion, may pay Performance Shares in the form of cash, in Shares or in a combination thereof.

9.7 Cancellation of Performance Shares.  On the date set forth in the Award Agreement, all unvested Performance Shares shall be forfeited to the Company, and except as otherwise determined by the Committee, again shall be available for grant under the Plan.

SECTION 10

RESTRICTED STOCK UNITS

10.1 Grant of RSUs.  Restricted Stock Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of three hundred thirty three thousand three hundred thirty three (333,333) Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional six hundred sixty six thousand six hundred sixty seven (666,667) Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares).

10.2 Value of RSUs.  Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3 RSU Agreement.  Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4 Earning of RSUs.  After the applicable vesting period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the vesting period. Subject to the provisions of Section 4.5.5. of the Plan, after the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any vesting condition for such Restricted Stock Unit.

10.5 Form and Timing of Payment of RSUs.  Payment of vested Restricted Stock Units shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 12.1). The Committee, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

10.6 Cancellation of RSUs.  On the date set forth in the Award Agreement, all unvested Restricted Stock Units shall be forfeited to the Company, and except as otherwise determined by the Committee, again shall be available for grant under the Plan.

10.7 Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

SECTION 11

NON-EMPLOYEE DIRECTOR AWARDS

The provisions of this Section 11 are applicable only to Awards granted to Non-employee Directors.

11.1 Granting of Awards.  The Committee’s philosophy is to grant Awards to Non-employee Directors of the same type and following the same ratio as grants to the Company’s Section 16 officers. The types and amounts of Awards to be granted are set out below.

11.1.1 Initial Grants.  Each Non-employee Director who first becomes a Non-employee Director on or after the effective date of this Plan, automatically, in accord with the Committee’s preceding grants to the Section 16 officers, shall receive, as of the date that the individual first is appointed or elected as a Non-employee Director: (a) an Option to purchase sixty thousand (60,000) Shares; (b) (x) an Option to purchase thirty thousand (30,000) Shares and (y) an Award of ten thousand (10,000) Restricted Stock Units; or (c) an Award of twenty thousand (20,000) Restricted Stock Units .

11.1.2 Ongoing Grants.  Each Nonemployee Director who both is a Nonemployee Director on the date of an Annual Meeting of Stockholders of the Company, and has served as a Nonemployee Director for at least six (6) months prior to such Annual Meeting automatically, in accord with the Committee’s preceding grants to the Section 16 officers, shall receive, as of the date of the Annual Meeting only; (a) an Option to purchase twenty five thousand (25,000) Shares; (b) (x) an Option to purchase twelve thousand five hundred (12,500) Shares and (y) an Award of four thousand one hundred sixty seven (4,167) Restricted Stock Units; or (c) an Award of eight thousand three hundred thirty three (8,333) Restricted Stock Units.

11.2 Terms of Awards.

11.2.1 Agreement.  Each Award granted pursuant to this Section 11 shall be evidenced by a written Award Agreement between the Participant and the Company.

11.2.2 Exercise Price.  The Exercise Price for the Shares subject to each Option granted pursuant to this Section 11 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

11.2.3 Exercisability and Vesting.

(a) Each Option granted pursuant to Section 11.1.1 shall become exercisable as to thirty three percent (33%) of the Shares on the first anniversary of the Grant Date, as to an additional two and seventy eight one-hundredths percent (2.78%) on each monthly thereafter until one hundred percent (100%) of the Shares have vested.

(b) The Restricted Stock Units granted pursuant to Section 11.1.1 shall vest as to thirty three and one third percent (331/3%) of the Restricted Stock Units on each of the first anniversary, second anniversary and third anniversary of the RSU Vesting Commencement Date, respectively.

(c) Each Option granted pursuant to Section 11.1.2 shall become exercisable as to one hundred percent (100%) of the Shares on the first anniversary of the Grant Date.

(d) The Restricted Stock Units granted pursuant to Section 11.1.2 shall vest as to one hundred percent (100%) of the Restricted Stock Units on the first anniversary of the RSU Vesting Commencement Date.

Notwithstanding the preceding, once a Participant ceases to be a Director, his or her Options which are not then exercisable shall never become exercisable and shall be immediately forfeited and all unvested Restricted Stock Units shall be forfeited to the Company.

11.2.4 Expiration of Options.  Each Option granted pursuant to this Section 11 shall terminate upon the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Participant’s Termination of Service for any reason other than the Participant’s death or Disability;

(c) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability or death.

11.2.5 Nonqualified Stock Options.  Options granted pursuant to this Section 11 shall be designated as Nonqualified Stock Options.

11.2.6 Other Terms.  All provisions of the Plan not inconsistent with this Section 11 shall apply to Awards granted to Nonemployee Directors.

11.3 Committee Discretion.  The Committee, in its sole discretion, at any time may change the number and other terms and conditions of the Awards subject to future grants under this Section 11.

SECTION 12

MISCELLANEOUS

12.1 Deferrals  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

12.2 No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

12.3 Participation.  No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

12.4 Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

12.5 Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

12.6 Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

12.7 Limited Transferability of Awards.  No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 12.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, if the Committee (in its discretion) so permits, (a) transfer an Award to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Award by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company or other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets. Any such transfer shall be made in accordance with such procedures as the Committee may specify from time to time.

12.8 No Rights as Stockholder.  No Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 13

AMENDMENT, TERMINATION, AND DURATION

13.1 Amendment, Suspension, or Termination.  The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

13.2 Duration of the Plan.  The Plan shall be effective as of April 28, 2009, and subject to Section 13.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after April 28, 2019.

SECTION 14

TAX WITHHOLDING

14.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

14.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such Tax Obligations, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld or remitted. The amount of the Tax Obligations shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

SECTION 15

LEGAL CONSTRUCTION

15.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

15.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

15.5 Code Section 409A. Unless otherwise specifically determined by the Committee, the Committee shall comply with Code Section 409A in establishing the rules and procedures applicable to deferrals in accordance with Section 12.1 and taking or permitting such other actions under the terms of the Plan that otherwise would result in a deferral of compensation subject to Code Section 409A.

15.6 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

15.7 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

INFORMATICA©

INFORMATICA CORPORATION 100 CARDINAL WAY REDWOOD CITY, CA 94063 ATT: CHARLOTTE CARBERRY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 30, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 30, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

1a Sohaib Abbasi

1b Geoffrey W. Squire

For

Against

Abstain

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2. To approve an amendment to Informatica’s 2009 Equity Incentive Plan to increase the number of shares of Informatica’s common stock reserved for issuance thereunder by 5,000,000 shares

For

Against

Abstain

3. To ratify the appointment of Ernst & Young LLP as Informatica’s independent registered public accounting firm for the fiscal year ending December 31, 2012

4. To approve Informatica’s executive compensation

NOTE: STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000138971_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

PROXY

INFORMATICA CORPORATION

Proxy for Annual Meeting of Stockholders, May 31, 2012

The undersigned stockholder of Informatica Corporation, a Delaware corporation (“Informatica”), hereby appoints Sohaib Abbasi and Earl E. Fry, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Informatica to be held on Thursday, May 31, 2012 at 4:00 p.m. Pacific Time at Informatica’s corporate offices located at 100 Cardinal Way, Redwood City, California 94063 and at any adjournment or postponement thereof, and to vote all shares of Common Stock of Informatica held of record by the undersigned at the close of business on April 5, 2012, as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INFORMATICA CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2012 (THE “ANNUAL MEETING”). IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THESE PROPOSALS.

Continued and to be signed on reverse side

0000138971_2 R1.0.0.11699